EXHIBIT 99.1

EXPLANATORY NOTE

PolyOne Corporation (“PolyOne” or the “Company”) is retrospectively revising its historical financial statements to account for discontinued operations in connection with the Accounting Standards Codification (ASC) 205-20, “Presentation of Financial Statements - Discontinued Operations”, and our resegmentation in accordance with ASC 280-10-50 "Segment Reporting." As previously disclosed, on May 30, 2013, PolyOne completed its divestiture of its vinyl dispersion, blending and suspension resin business (the “Resin Business”) pursuant to the Asset Purchase Agreement (the “Agreement”), by and between PolyOne and Mexichem Specialty Resins Inc. (“Mexichem”), a Delaware corporation and wholly owned subsidiary of Mexichem, S.A.B. de C.V., dated March 25, 2013. Pursuant to the Agreement, Mexichem paid PolyOne the purchase price of $250.0 million, subject to a working capital adjustment.

As a result of the sale, PolyOne classified the operations of the Resin Business as a discontinued operation and revised its Global Color, Additives and Inks and Performance Products and Solutions reportable segments. In compliance with ASC 205-20, PolyOne has reported revenue, expenses, assets and liabilities associated with the Resin Business as a discontinued operation and held-for-sale for each of the periods presented in its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013. The Resin Business also has been removed from the Performance Products and Solutions segment. Additionally, PolyOne's Specialty Coatings business, which was previously included in the Performance Products and Solutions segment, is now included within the Global Color, Additives and Inks segment.

This exhibit to the company's Current Report on Form 8-K updates the following items in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 (the "Form 10-K") to reflect retrospectively the changes resulting from discontinued operations and resegmentation discussed above for all periods presented.

• Item 6. Selected Financial Data
• Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
• Item 8. Financial Statements and Supplementary Data (addition of Note 2 - Discontinued Operations and revisions to Note 1 - Description of Business and Summary and Significant Accounting Policies; Note 7 - Leasing Arrangements; Note 8 - Accounts Receivable, net; Note 9 - Inventories, net; Note 10 - Properties, net; Note 11 - Other Balance Sheet Liabilities; Note 14 - Income Taxes; Note 16 - Segment Information; and Note 21 - Selected Quarterly Financial Data (Unaudited)).

All other information in the Form 10-K remains unchanged and has not been otherwise updated for events occurring after December 31, 2012, including, but not limited to, PolyOne's completion of the acquisition of Spartech Corporation and related financing. The information in this Current Report on Form 8-K should be read in conjunction with the Form 10-K, and the subsequent Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013.

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ITEM 6. SELECTED FINANCIAL DATA
Refer to Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Part II of this Annual Report on Form 10-K and the notes to our accompanying consolidated financial statements for additional information regarding the financial data presented below, including matters that might cause this data not to be indicative of our future financial condition, results of operations or cash flows.

(In millions, except per share data)	2012(1)	2011(2)	2010(3)	2009(4)	2008(5)
Sales	$2,860.8	$2,709.4	$2,506.2	$1,978.5	$2,631.7
Operating income (loss)	137.5	203.0	159.2	126.5	(288.5)
Net income (loss) from continuing operations	53.2	153.4	152.5	96.1	(414.4)
Net income (loss) from continuing operations attributable to PolyOne shareholders	$53.3	$153.4	$152.5	$96.1	$(414.4)
Cash dividends declared per common share	$0.20	$0.16	$—	$—	$—
Earnings per share from continuing operations:
Basic	$0.60	$1.66	$1.64	$1.04	$(4.47)
Diluted	$0.59	$1.63	$1.59	$1.03	$(4.47)

Total assets	$2,128.0	$2,078.1	$1,671.9	$1,416.0	$1,320.1
Long-term debt, net of current portion	703.1	704.0	432.9	389.2	408.3

(1)
Included in operating income for 2012 are: 1) gains of $23.4 million related to the sale of our equity interest in SunBelt, 2) a mark-to-market loss related to our pension and OPEB plans of $42.0 million, 3) expenses of $12.8 million related to environmental remediation costs, 4) expenses of $11.5 million related to plant closure costs and reductions in force and 5) acquisition-related costs of $9.3 million.

(2)
Included in operating income for 2011 are: 1) gains of $146.3 million related to the sale of our equity interest in SunBelt, which includes the 2011 earn-out of $18.1 million, 2) a mark-to-market loss related to our pension and OPEB plans of $83.8 million, 3) environmental remediation costs of $9.7 million and 4) acquisition-related costs of $6.6 million. Included in net income for 2011 is a $29.5 million tax benefit related to our investment in O’Sullivan Engineered Films and a $13.0 million tax benefit primarily related with the reversal of valuation allowances.

(3)
Included in operating income for 2010 are: 1) gains of $23.9 million related to legal and insurance settlements, 2) benefits of $16.7 million related to reimbursement of previously incurred environmental expenses, 3) a gain of $16.3 million related to the sale of our 50% interest in BayOne, 4) debt extinguishment costs of $29.5 million, 5) environmental remediation costs of $20.5 million and 6) a mark-to-market loss related to our pension and OPEB plans of $9.6 million. Included in net income are tax benefits of $107.1 million associated with the reversal of our valuation allowances.

(4)
Included in operating income for 2009 results are: 1) $40.4 million related to a curtailment gains related to amendments to certain pension and benefit plans, 2) benefits of $23.9 million related to reimbursement of previously incurred environmental expenses, 3) a mark-to-market gain related to our pension and OPEB plans of $26.4 million, 4) charges of $27.2 million related to employee separation and plant phase-out costs, 5) environmental remediation costs of $11.7 million and 6) goodwill impairment charges of $5.0 million.

(5)
Included in operating loss for 2008 results are: 1) $170.0 million related to goodwill impairment, 2) a mark-to-market loss related to our pension and OPEB plans of $166.3 million, 3) charges of $39.7 million related to employee separation and plant phase-out and 4) environmental remediation costs of $14.6 million. Included in net income for 2008 are charges of $90.3 million to record a deferred tax valuation allowance.

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ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is designed to provide information that is supplemental to, and should be read together with, our consolidated financial statements and the accompanying notes contained in this Annual Report on Form 10-K. Information in this Item 7 is intended to assist the reader in obtaining an understanding of our consolidated financial statements, the changes in certain key items in those financial statements from year to year, the primary factors that accounted for those changes, and any known trends or uncertainties that we are aware of that may have a material effect on our future performance, as well as how certain accounting principles affect our consolidated financial statements.
The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this Annual Report on Form 10-K, particularly in “Cautionary Note On Forward-Looking Statements” and Item 1A, “Risk Factors.”
Our Business
We are a premier provider of specialized polymer materials, services and solutions with operations in specialty polymer formulations, color and additive systems and polymer distribution. We are also a highly specialized developer and manufacturer of performance enhancing additives, liquid colorants, and fluoropolymer and silicone colorants. Headquartered in Avon Lake, Ohio, with 2012 sales of approximately $2.9 billion, we have manufacturing sites and distribution facilities in North America, South America, Europe and Asia. We currently employ approximately 5,000 people and offer more than 35,000 polymer solutions to over 10,000 customers across the globe. We provide value to our customers through our ability to link our knowledge of polymers and formulation technology with our manufacturing and supply chain to provide an essential link between large chemical producers (our raw material suppliers) and designers, assemblers and processors of plastics (our customers).
Business Model and Key Concepts
The central focus of our business model is to provide specialized material and service solutions to our customers by leveraging our global footprint, product and technology breadth, manufacturing expertise, fully integrated information technology network, broad market reach and raw material procurement strength. These resources enable us to capitalize on dynamic changes in the end markets we serve, which include appliances, building and construction materials, electrical and electronics, healthcare, industrial, packaging, transportation, and wire and cable markets.
Key Challenges
Overall, our business faces issues resulting from the recent economic downturn, especially as it relates to affected markets such as building and construction, consumer, electrical, and industrial. Maintaining profitability during periods of raw material price volatility is another critical challenge. Further, we need to capitalize on the opportunity to accelerate development of products that meet a growing body of environmental laws and regulations such as lead and phthalate restrictions included in the Restrictions on the Use of Certain Hazardous Substances and the Consumer Product Safety Information Act of 2008.
Strategy and Key Trends
To address these challenges and achieve our vision, we have implemented a strategy with four core components: specialization, globalization, operational excellence and commercial excellence. Specialization differentiates us through products, services, technology, and solutions that add value. Globalization allows us to service our customers with consistency wherever their operations might be around the world. Operational excellence empowers us to respond to the voice of the customer while focusing on continuous improvement. Commercial excellence enables us to deliver value to customers by supporting their growth and profitability.
In the short term, we will maintain our focus on top-line growth, improving or maintaining the cost/price relationship with regard to raw materials and improving working capital efficiency. In addition to driving top-line growth, we have established margin improvement targets for all businesses. In 2013, our capital expenditures will be focused primarily to support sales growth, our continued investment in recent acquisitions, and other strategic investments. We also continue to consider acquisitions and other synergy opportunities that complement our core platforms.

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These actions will ensure that we continue to invest in capabilities that advance the pace of our transformation and continue to support growth in key markets and product offerings.
We will continue our enterprise-wide Lean Six Sigma program directed at improving profitability and cash flow by applying proven management techniques and strategies to key areas of the business, such as pricing, supply chain and operations management, productivity and quality. Long-term trends that currently provide opportunities to leverage our strategy include the drive toward sustainability in polymers and their processing, the emergence of biodegradable and bio-based polymers, consumer concern over the use of bisphenol-A (BPA) in infant-care products and developing legislation that bans lead and certain phthalates from toys and child-care items.
Recent Developments
On December 19, 2012, PolyOne acquired all of the outstanding equity of Glasforms Inc. (Glasforms), a leading manufacturer of glass and carbon fiber reinforced polymers and advanced composite products, with 2012 annual sales of $51.1 million. The purchase marks PolyOne's entry into advanced composite technology, an adjacency consistent with the Company's strategy of providing specialty solutions that deliver high value to customers. The acquisition date fair value of the consideration transferred, was $33.8 million, net of cash acquired of $1.2 million. Glasforms results have been reflected within our statement of income and within our Global Specialty Engineered Materials Segment since the date of acquisition.
On October 23, 2012, PolyOne entered into a merger agreement pursuant to which PolyOne will acquire Spartech, a supplier of sustainable plastic sheet, compounding, and packaging solutions, based in Clayton, Missouri. Spartech will expand PolyOne's specialty portfolio with adjacent technologies in attractive end markets we already serve as well as new ones such as aerospace and security. By combining Spartech's leading market positions in sheet, rigid barrier packaging and specialty cast acrylics with PolyOne's capabilities, we believe we can accelerate growth. The proposed acquisition is expected to close during the first quarter of 2013, subject to the satisfaction of customary closing conditions, including the receipt of regulatory approvals and the approval of Spartech's stockholders. Pursuant to the terms of the merger agreement, at the effective time of the acquisition, each issued and outstanding share of Spartech common stock will be canceled and converted into the right to receive consideration equal to $2.67 in cash and 0.3167 PolyOne common shares. The final purchase price is dependent on, among other items, Spartech's debt outstanding and stock price of PolyOne at the time of close. Based on the closing stock price of PolyOne on January 18, 2013, the total estimated purchase price will be $438 million. We intend to finance the cash portion of the purchase price as well as the repayment of Spartech's outstanding senior notes and debt outstanding under its revolving credit facility through a combination of cash on hand and new long-term debt.
In connection with the proposed Spartech acquisition, on October 23, 2012, PolyOne obtained a commitment letter from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and WF Investment Holdings, LLC for a new $250 million Senior Unsecured Bridge Facility (the Bridge Loan). The Bridge Loan is available to PolyOne in one draw upon consummation of the acquisition subject to a 1.25% underwriting fee and a funding fee in the amount of 0.25% due on the funding date of the Bridge Loan and on each three month anniversary thereof (if PolyOne elects to draw upon the loan). The Bridge Loan has a one-year term with a roll-over option (subject to a 1.75% roll-over fee) for which the Bridge Loan could convert into a Senior Secured Roll-Over Loan with a 10-year maturity. In lieu of drawing upon the Bridge Loan, we intend to obtain permanent long-term debt financing of at least $250 million prior to or upon closing of the Spartech acquisition. We expect to use these proceeds to finance part of the acquisition, pay fees and expenses incurred in connection with this acquisition and, among other things, to repay certain existing indebtedness (and any applicable premium) of Spartech. Finally, we are currently in discussions with various banks, whereby, contingent upon the close of the pending Spartech acquisition, we would increase our revolving credit facility by $100 million to a maximum availability of $400 million, with an additional $50 million accordion feature. However, we have not entered into any definitive agreement regarding such increase and there can be no assurance that we will do so.
On October 23, 2012, PolyOne's Board of Directors increased the common share repurchase authorization amount by 13.2 million common shares. The new authorization brings the total common shares available for repurchase to 20.0 million common shares.

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Highlights and Executive Summary
A summary of PolyOne’s sales, operating income, net income attributable to PolyOne common shareholders, liquidity and total debt is included in the following table:

(In millions)	2012	2011	2010
Sales	$2,860.8	$2,709.4	$2,506.2
Operating income	137.5	203.0	159.2
Net income from continuing operations	53.2	153.4	152.5
Net income from continuing operations attributable to PolyOne common shareholders	$53.3	$153.4	$152.5

Liquidity	$381.2	$340.1	$506.3
Total debt	706.9	707.0	452.9

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Results of Operations				Variances — Favorable (Unfavorable)
				2012 versus 2011		2011 versus 2010
(Dollars in millions, except per share data)	2012	2011	2010	Change	% Change	Change	% Change
Sales	$2,860.8	$2,709.4	$2,506.2	$151.4	5.6%	$203.2	8.1%
Cost of sales	2,329.7	2,280.1	2,096.1	(49.6)	(2.2)%	(184.0)	(8.8)%
Gross margin	531.1	429.3	410.1	101.8	23.7%	19.2	4.7%
Selling and administrative expense	417.0	378.3	292.9	(38.7)	(10.2)%	(85.4)	(29.2)%
Income related to previously owned equity affiliates	23.4	152.0	42.0	(128.6)	(84.6)%	110.0	261.9%
Operating income	137.5	203.0	159.2	(65.5)	(32.3)%	43.8	27.5%
Interest expense, net	(50.8)	(33.7)	(31.5)	(17.1)	(50.7)%	(2.2)	(7.0)%
Premium on early extinguishment of long-term debt	—	(0.9)	(29.5)	0.9	100.0%	28.6	96.9%
Other (expense) income, net	(3.4)	0.5	(2.4)	(3.9)	(780.0)%	2.9	120.8%
Income from continuing operations, before income taxes	83.3	168.9	95.8	(85.6)	(50.7)%	73.1	76.3%
Income tax (expense) benefit	(30.1)	(15.5)	56.7	(14.6)	(94.2)%	(72.2)	(127.3)%
Net income from continuing operations	$53.2	$153.4	$152.5	$(100.2)	(65.3)%	0.9	0.6%
Income from discontinued operations, net of income taxes	18.6	19.2	10.1	(0.6)	(3.1)%	9.1	90.1%
Net income	71.8	172.6	162.6	(100.8)	(58.4)%	10.0	6.2%
Less: Net loss for noncontrolling interests	0.1	$—	$—	0.1	100%	—	—%
Net income attributable to PolyOne common shareholders	$71.9	$172.6	$162.6	$(100.7)	(58.3)%	$10.0	6.2%

Earnings per share attributable to PolyOne common shareholders - basic:
Continuing operations	$0.60	$1.66	$1.64
Discontinued operations	0.21	0.21	0.11
Total	$0.81	$1.87	$1.75

Earnings per share attributable to PolyOne common shareholders - diluted:
Continuing operations	$0.59	$1.63	$1.59
Discontinued operations	0.21	0.21	0.10
Total	$0.80	$1.84	$1.69
Sales
Sales increased 5.6% in 2012 compared to 2011 primarily due to an increase of 7.4% related to the acquisition of ColorMatrix and a 1.6% increase related to improved sales mix and increased market pricing associated with raw material inflation. These increases were slightly offset by declines in volume of 1.9%, primarily associated with weak demand in Europe, and unfavorable currency exchange rates of 1.5%.
Sales increased 8.1% in 2011 compared to 2010, primarily driven by a 11.5% increase from improved sales mix and increased market pricing associated with raw material inflation, 1.3% from foreign exchange gains, and 1.7% from acquisitions, offset slightly by volume declines of 6.4%, primarily associated with customer pruning initiatives.
Cost of Sales
Cost of sales as a percentage of sales decreased from 84.2% in 2011 to 81.4% in 2012. The improvement in cost of sales as a percentage of sales was driven primarily by the increase in sales associated with ColorMatrix, a specialty platform business, which, like our other specialty businesses, has higher gross margins than our other segments. Additionally, improved mix favorably impacted cost of sales as a percentage of sales.
Cost of sales as a percentage of sales increased from 83.6% in 2010 to 84.2% in 2011. Impacting cost of sales in 2011 and 2010 were favorable insurance recoveries of $3.3 million and $21.4 million, respectively, primarily related to reimbursement from previously incurred environmental costs. These items resulted in a net favorable decrease of 0.2% to cost of sales as a percentage of sales in 2011 versus 2010.
Selling and Administrative expense
These costs include selling, technology, administrative functions, corporate and general expenses. Selling and administrative expense in 2012 increased $38.7 million, primarily due to the acquisition of ColorMatrix, which

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resulted in increased selling and administrative expense and higher amortization expense associated with acquired intangible assets. Additionally, in 2012 we incurred $11.1 million of charges related to plant closures and reductions in force that were included in selling and administrative expense. These actions, and the related charges, were in response to weak demand in Europe. These increases were partially offset by lower pension and post-retirement costs, primarily driven by a $40.7 million decrease, within selling and administrative expense, for the 2012 pension and other post-retirement mark-to-market adjustment compared to 2011. This decrease was driven primarily by improved returns on plan assets in 2012 versus 2011.
Selling and administrative expense increased $85.4 million in 2011 compared to 2010. The increase is primarily driven by an $81.3 million mark-to-market loss in 2011 associated with the pension and other post-retirement plans compared to a loss of $9.1 million in 2010, an increase in costs associated with our investment in commercial and technical resources and $3.3 million of transaction costs incurred during 2011 associated with the acquisition of ColorMatrix.
Income Related to Previously Owned Equity Affiliates
Income related to previously owned equity affiliates for 2012, 2011 and 2010 is summarized as follows:

(In millions)	2012	2011	2010
Income related to equity affiliates	$—	$5.7	$25.7
Gain on sale of investment in SunBelt	23.4	146.3	—
Gain on sale of investment in BayOne	—	—	16.3
Income related to previously owned equity affiliates	$23.4	$152.0	$42.0
Effective February 28, 2011, we sold our 50% equity investment in SunBelt and recognized a pre-tax gain of $128.2 million. We also recognized a gain of $18.1 million associated with the first of the three annual contingent earn-outs associated with the sale in 2011. In 2012, we recognized a gain of $23.4 million, primarily associated with the contingent earn-out for that year. The gains associated with our sale of our equity investment in SunBelt are reflected within Corporate and eliminations in our segment reporting.
Effective November 30, 2010 we sold our 50% equity investment in BayOne and recognized a pre-tax gain of $16.3 million.
Interest Expense, Net
Interest expense, net increased in 2012 as compared to 2011 by $17.1 million primarily due to higher average borrowing levels in 2012 related to the senior secured term loan entered into on December 21, 2011, in conjunction with the ColorMatrix acquisition. Interest expense, net increased slightly in 2011 as compared to 2010 primarily due to $2.1 million of interest income that was recognized in 2010 related to a note receivable that was settled in November of 2010.
Premium on Early Extinguishment of Long-term Debt
Debt extinguishment costs for 2011 include costs related to our repurchase of the aggregate principal of $22.9 million of our 8.875% senior notes that were due in 2012 at a premium of $0.9 million.
Debt extinguishment costs for 2010 include costs related to the repurchase of our 8.875% senior notes due in 2012 in a tender offer and costs associated with the repayment of our $40.0 million credit facility. We incurred $25.7 million of premiums related to our tender offer from which we extinguished $257.1 million aggregate principal amount of our 8.875% senior notes. In addition, we wrote off $1.7 million of deferred financing fees and incurred other extinguishment costs of $0.7 million. In connection with the repayment of our $40.0 million credit facility, we incurred extinguishment costs of $1.4 million.
Income Tax (Expense) Benefit from Continuing Operations
In 2012 and 2011, we recognized tax expense of $30.1 million and $15.5 million, respectively. In 2010, we recognized a $56.7 million income tax benefit.
In 2011, we recognized income tax expense primarily related to the sale of our SunBelt joint venture offset by a tax benefit associated with our divested investment in O'Sullivan Engineered Films, Inc. of $29.5 million. We also recognized a tax benefit related to a reduction in deferred tax valuation allowances related to various state and foreign deferred tax assets of $13.0 million.

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In 2010, we recognized a $107.1 million tax benefit as a result of reversal of valuation allowances. This amount is comprised of a $32.1 million utilization of net operating loss carryforwards and a $75.0 million reversal associated with our determination that it is more likely than not that the deferred tax assets will be realized.
Segment Information
Operating income is the primary financial measure that is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segment and assessing its performance. Operating income at the segment level does not include: corporate general and administrative costs that are not allocated to segments; intersegment sales and profit eliminations; charges related to specific strategic initiatives, such as the consolidation of operations; restructuring activities, including employee separation costs resulting from personnel reduction programs, plant closure and phase-out costs; executive separation agreements; share-based compensation costs; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; actuarial gains and losses related to pension and post-retirement benefit plans; discontinued operations; and certain other items that are not included in the measure of segment profit or loss that is reported to and reviewed by the chief operating decision maker. These costs are included in Corporate and eliminations.
As a result of the announced sale of our Resin Business in March 2013, this business has been removed from the Performance Products and Solutions segment and presented as a discontinued operation. Additionally, our Specialty Coatings business, which was previously included in the Performance Products and Solutions segment, will now be included within the Global Color, Additives and Inks segment. Historical segment information has been retrospectively adjusted to reflect these changes.
In 2011, we sold our 50% equity interest in SunBelt, which was a reportable segment in the prior years. As a result, beginning in 2011, we have four reportable segments: (1) Global Specialty Engineered Materials; (2) Global Color, Additives and Inks; (3) Performance Products and Solutions; and (4) PolyOne Distribution. Our segments are further discussed in Note 16, Segment Information, to the accompanying consolidated financial statements.
Sales and Operating Income — 2012 compared with 2011 and 2011 compared with 2010

				2012 versus 2011		2011 versus 2010
(Dollars in millions)	2012	2011	2010	Change	% Change	Change	% Change
Sales:
Global Specialty Engineered Materials	$543.6	$575.1	$517.4	$(31.5)	(5.5)%	$57.7	11.2%
Global Color, Additives and Inks	778.2	617.7	591.8	160.5	26.0%	25.9	4.4%
Performance Products and Solutions	630.3	639.1	596.5	(8.8)	(1.4)%	42.6	7.1%
PolyOne Distribution	1,030.3	996.5	911.9	33.8	3.4%	84.6	9.3%
Corporate and eliminations	(121.6)	(119.0)	(111.4)	(2.6)	(2.2)%	(7.6)	(6.8)%
Total Sales	$2,860.8	$2,709.4	$2,506.2	151.4	5.6%	$203.2	8.1%

Operating income:
Global Specialty Engineered Materials	$47.0	$45.9	$49.7	1.1	2.4%	$(3.8)	(7.6)%
Global Color, Additives and Inks	75.3	50.2	42.5	25.1	50.0%	7.7	18.1%
Performance Products and Solutions	38.8	27.7	32.8	11.1	40.1%	(5.1)	(15.5)%
PolyOne Distribution	66.0	56.0	42.0	10.0	17.9%	14.0	33.3%
Corporate and eliminations	(89.6)	23.2	(7.8)	(112.8)	(486.2)%	31.0	397.4%
Total operating income	$137.5	$203.0	$159.2	(65.5)	(32.3)%	$43.8	27.5%

Operating income as a percentage of sales:
Global Specialty Engineered Materials	8.6%	8.0%	9.6%	0.6 % points		(1.6) % points
Global Color, Additives and Inks	9.7%	8.1%	7.2%	1.6 % points		0.9 % points
Performance Products and Solutions	6.2%	4.3%	5.5%	1.9 % points		(1.2) % points
PolyOne Distribution	6.4%	5.6%	4.6%	0.8 % points		1.0 % points
Total	4.8%	7.5%	6.4%	(2.7) % points		1.1 % points
Global Specialty Engineered Materials
Sales decreased $31.5 million, or 5.5%, in 2012 compared to 2011. Volume declines of 4.7%, related primarily to decreased demand in Europe, and unfavorable currency exchange rates of 3.3% more than offset a 2.5% improvement in sales related to pricing associated with raw material inflation and improved product mix.

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Operating income increased $1.1 million in 2012 compared to 2011 driven by margin expansion resulting from improved product mix and cost reductions as a result of restructuring actions.
Sales increased $57.7 million, or 11.2%, in 2011 compared to 2010. Improved pricing, driven by higher market pricing associated with raw material inflation, and product mix increased sales 11.2% while foreign exchange rates favorably impacted sales by 2.8% and acquisitions increased sales by 7.3%. These favorable changes were partially offset by volume declines of 10.1% due to a slowdown in the global economy.
While sales increased over the prior year, operating income decreased $3.8 million in 2011 as compared to 2010 due to volume declines and an increase in selling and administrative costs primarily associated with our investment in commercial and technical resources.
Global Color, Additives and Inks
Sales increased $160.5 million, or 26.0%, in 2012 compared to 2011 primarily due to the ColorMatrix acquisition positively impacting sales by 32.3%. Increased pricing, associated with raw material inflation, and improved product mix increased sales by 7.4%. These increases were partially offset by volume declines of 10.0%, primarily related to decreased demand in Europe, and unfavorable currency exchange rates of 3.7%.
Operating income increased $25.1 million, in 2012 compared to 2011 primarily due to ColorMatrix adding $23.8 million of operating income in 2012.
Sales increased $25.9 million, or 4.4%, in 2011 compared to 2010. Sales increased 11.8% due to increased pricing associated with raw material inflation and improved mix. Changes in foreign exchange rates favorably impacted sales by 2.9% while acquisitions increased sales 1.4%. Volume declines of 11.7% were associated with the slowdown in the global economy and elimination of certain low margin customer accounts.
Operating income increased $7.7 million in 2011 as compared to 2010 as the benefit of increased sales and improved mix more than offset volume declines and an increase in selling and administrative costs primarily associated with our investment in commercial and technical resources.
Performance Products and Solutions
Sales decreased $8.8 million, or 1.4%, in 2012 compared to 2011 due to volume declines of 2.0%, primarily in construction and industrial applications. The sales decrease was partially offset by improvements in pricing, primarily associated with raw material inflation, and improved mix of 0.5% and favorable foreign currency exchange rates of 0.1%.
Operating income increased $11.1 million, or 40.1%, in 2012 compared to 2011 primarily due to expanding margins as a result of improved product mix.
Sales increased $42.6 million, or 7.1%, in 2011 compared to 2010 driven by higher selling prices associated with raw material inflation and improved product mix.
The $5.1 million decline in operating income in 2011 compared to 2010 reflects operating income increases from our Geon Performance Materials business in Asia and our Producer Services business in North America, which were more than offset by Geon Performance Materials' inability to fully recapture North American raw material cost increases within 2011.
PolyOne Distribution
Sales increased $33.8 million, or 3.4%, in 2012 compared to 2011 primarily due to increased volume of 3.6%, primarily in the appliance, transportation and healthcare end markets. This increase was partially offset by unfavorable pricing, primarily associated with raw material price declines, and mix of 0.2%.
Operating income increased $10.0 million in 2012 compared to 2011 primarily due to higher volumes.
Sales increased $84.6 million, or 9.3%, in 2011 compared to 2010 driven by improved product mix and increased market pricing primarily associated with raw material inflation of 13.8%, offset by volume declines of 4.5% as increased volume in healthcare was more than offset by declines in other end markets.
Operating income increased $14.0 million in 2011 compared to 2010 due to increased sales, improved mix and resulting margin expansion.

9 POLYONE  CORPORATION

Corporate and Eliminations
The following table breaks down Corporate and eliminations into its various components for 2012, 2011 and 2010:

(In millions)	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Environmental remediation costs	$(12.8)	$(9.7)	$(20.5)
Gains from insurance and legal settlements (a)	—	3.3	23.9
Employee separation and plant phase-out	(11.5)	(2.8)	(3.1)
Gain on sale related to investment in equity affiliate (b)	23.4	146.3	16.3
Incentive and share based compensation	(33.2)	(24.3)	(30.3)
Mark-to-market pension adjustment (loss) (c)	(42.0)	(83.8)	(9.6)
Acquisition-related costs, including inventory fair value adjustments	(9.3)	(6.6)	—
SunBelt joint venture	—	5.0	18.9
All other and eliminations (d)	(4.2)	(4.2)	(3.4)
Total Corporate and eliminations	$(89.6)	$23.2	$(7.8)

(a)	These settlements related to the reimbursement of previously incurred environmental costs and proceeds from workers’ compensation insurance claims.

(b)
On February 28, 2011, we sold our 50% equity interest in SunBelt to Olin. Gains of $146.3 million related to this sale include a $18.1 million earn-out for 2011 performance. The gain for 2012 primarily represents the second of a three year annual earn-out related to the sale of SunBelt. On November 30, 2010, we sold our 50% interest in BayOne, previously part of our Global Color, Additives and Inks, to Bayer MaterialScience LLC for a $16.3 million gain.

(c)
We have elected to immediately recognize actuarial gains and losses, after consideration of inventory capitalization, in our operating results in the year in which the gains or losses occur related to our pension and other post-retirement benefit plans.

(d)	All other and eliminations is comprised of intersegment eliminations and corporate general and administrative costs that are not allocated to segments.

Liquidity and Capital Resources
Our objective is to finance our business through operating cash flow and the appropriate mix of debt. By diversifying the maturity structure, we avoid concentrations of debt, reducing liquidity risk. We may from time to time seek to retire or purchase our outstanding debt with cash and/or exchanges for equity securities, in open market purchases, privately negotiated transactions or otherwise. We may also seek to repurchase our outstanding equity securities. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.
The following table summarizes our liquidity as of December 31, 2012:

As of December 31,
(In millions)	2012
Cash and cash equivalents	$210.0
Revolving credit availability	171.2
Liquidity	$381.2
As of December 31, 2012, approximately 63% of the Company’s cash and cash equivalents resided outside the United States. Repatriation of these funds could result in potential foreign and domestic taxes. Based on current projections, we believe that we will be able to continue to manage and control working capital, discretionary spending and capital expenditures and that cash provided by operating activities, along with available borrowing capacity under our revolving credit facility, should allow us to maintain adequate levels of available capital resources to fund our operations, meet debt service and minimum pension funding requirements for both the short term and long term, and continue to repurchase our outstanding equity securities.
Excluding new long-term debt obtained in conjunction with the pending Spartech acquisition, expected sources of cash in 2013 include cash from operations, available liquidity under our revolving credit facility, if needed, and cash earn-outs from the sale of previously owned equity affiliates. We expect the second cash earn-out payment from the sale of our equity interest in SunBelt, of the three potential cash earn-outs, of $23.0 million to be paid in the first half of 2013. Excluding cash required in connection with the pending Spartech acquisition, expected uses of cash in 2013 include interest payments, cash taxes, contributions to our defined benefit pension plans, dividend payments, share repurchases, environmental remediation at inactive and formerly owned sites and capital expenditures. Capital expenditures, exclusive of the pending Spartech acquisition, are currently estimated to be $50.0 million to $55.0 million in 2013, primarily to support sales growth, our continued investment in recent acquisitions and other strategic investments.

10 POLYONE  CORPORATION

PolyOne’s revolving credit facility and long-term debt agreements contain various covenants, the violation of which would limit or preclude the use of the credit facilities for future borrowings, or might accelerate the maturity of the related outstanding borrowings covered by these agreements. Such covenants include interest coverage ratios, maximum leverage ratios, maximum capital expenditures and a minimum fixed charge coverage ratio of 1.1x, which only comes into effect when excess availability falls below 10.0% of the maximum availability under our revolving credit facility. As of December 31, 2012, we were in compliance with all covenants, there were no outstanding borrowings under our revolving credit facility and we had availability of $171.2 million under the revolving credit facility. We are currently in discussions with various banks, whereby, contingent upon the close of the pending Spartech acquisition, we would increase our revolving credit facility by $100.0 million to a maximum availability of $400.0 million, with an additional $50.0 million accordion feature. However, we have not entered into any definitive agreement regarding such increase and there can be no assurance that we will do so.
Cash Flows
The following summarizes our cash flows from operating, investing and financing activities.

(In millions)	2012	2011	2010
Cash provided by (used in):
Operating Activities	$106.9	$72.5	$140.8
Investing Activities	(72.3)	(422.5)	(1.7)
Financing Activities	(17.5)	163.9	15.7
Effect of exchange rate on cash	1.0	(0.1)	0.6
Net increase (decrease) in cash and cash equivalents	$18.1	$(186.2)	$155.4
Operating activities
In 2012, net cash provided by operating activities was $106.9 million as compared to $72.5 million in 2011. The increase in net cash provided by operating activities of $34.4 million is primarily related to an increase in cash generated from earnings and an increase in tax refunds of $12.0 million received in 2012 as compared to 2011, partially offset by an increase in pension contributions of $31.2 million and interest payments of $13.8 million in 2012.
Working capital as a percentage of sales, which we define as accounts receivable, plus inventory, less accounts payable, divided by sales increased from 9.6% at December 31, 2011 to 9.9% at December 31, 2012. Days sales outstanding as of December 31, 2012 and December 31, 2011 was 48.5 and 49.5, respectively. We excluded ColorMatrix from our working capital and days sales outstanding calculations as of December 31, 2011 as the purchased working capital, including accounts receivable, were brought into our financial statements without the associated sales, at the time of acquisition. Working capital as a percentage of sales increased slightly due to our acquisition of ColorMatrix.
In 2011, net cash provided by operating activities was $72.5 million as compared to $140.8 million in 2010. The decrease in net cash provided by operating activities year-over-year of $68.3 million is principally related to higher taxes paid during 2011, higher compensation payments in 2011 primarily related to 2010 performance, higher insurance and legal settlements received in 2010, and higher interest income receipts related to notes receivable in 2010, offset partially by improved working capital.
Investing Activities
Net cash used by investing activities during 2012 of $72.3 million reflects our acquisition of Glasforms for $33.8 million, net of cash acquired and capital expenditures of $57.4 million. These cash outflows were offset by cash proceeds of $18.9 million, primarily related to the receipt of the first of three potential earn-outs related to our 2011 sale of our equity investment in SunBelt.
Net cash used by investing activities during 2011 of $422.5 million reflects our acquisitions of ColorMatrix for $486.1 million, net of cash acquired, and Uniplen for $21.8 million, net of cash acquired, capital expenditures of $54.1 million, and an earn-out payment of $0.5 million related to our 2009 acquisition of New England Urethane (NEU). These cash out flows were offset by cash proceeds of $140.0 million from the sale of our equity investment in SunBelt and other assets.
Net cash used by investing activities during 2010 of $1.7 million reflects the acquisition of Polimaster and capital expenditures of $39.5 million, partially offset by cash proceeds of $19.3 million from the sale of our investment in BayOne, $7.8 million from the sale our investment in O'Sullivan Films and collection of $14.0 million principal on the Excel Polymers note receivable.

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Financing Activities
Net cash used in financing activities in 2012 reflects scheduled payments on our long-term debt of $3.0 million, repurchase of common shares for treasury of $15.9 million under our stock repurchase program and dividend payments of $16.9 million. These cash outflows were partially offset by net proceeds on the exercise of stock awards of $15.1 million and proceeds received from noncontrolling interests of $2.4 million related to the start-up of our joint venture in Saudi Arabia.
Net cash provided by financing activities of $163.9 million in 2011 reflects net proceeds from our new term loan of $285.5 million and the exercise of stock awards of $6.9 million. These cash inflows were partially offset by payments of $20.0 million for the repayment of our 6.58% medium-term notes at maturity, $22.9 million for the early repurchase of our 8.875% senior notes due in 2012, $0.9 million of extinguishment costs associated with the early repurchase of the 2012 notes, $73.6 million for the repurchase of outstanding common shares and dividend payments of $11.1 million.
Net cash provided by financing activities in 2010 reflects proceeds from the issuance of our 7.375% senior notes due 2020 and the related tender offer by which the $257.1 million aggregate principal amounts of our 8.875% senior notes were repurchased. Additionally, we repaid our $40.0 million credit facility and $20.0 million aggregate principal amount of our 6.52% medium-term notes. In connection with the tender offer, we paid tender premiums and other costs of $26.4 million, and we paid $1.4 million of costs associated with the extinguishment of the $40.0 million credit facility.
Total Debt
The following summarizes our debt as of December 31, 2012 and 2011.

	December 31,	December 31,
(Dollars in millions)	2012 (1)	2011 (1)
7.500% debentures due 2015	$50.0	$50.0
Senior secured term loan due 2017	294.5	297.0
7.375% senior notes due 2020	360.0	360.0
Other debt	2.4	—
Total debt	$706.9	$707.0
Less: short-term and current portion of long-term debt	3.8	3.0
Total long-term debt, net of current portion	$703.1	$704.0

(1)	Book values include unamortized discounts, where applicable.
On December 21, 2011, we entered into a senior secured term loan facility, maturing December 20, 2017, having an aggregate principal amount of $300.0 million. We used the net proceeds from the term loan to partially fund the acquisition of ColorMatrix.
The interest rate per annum under the term loan is, at PolyOne’s option, either LIBOR (subject to a 1.25% floor) or a Prime rate, plus an applicable margin percentage. The applicable margin is variable based upon our leverage ratio being greater than 2.25x. The current LIBOR and Prime rates margin are 3.75% and 2.75%, respectively, per annum. The effective interest rate, including deferred financing costs, on the term loan was 5.7% during 2012.
On December 21, 2011, we retired our accounts receivable facility that was set to mature in June 2012 and replaced it with a five-year senior secured revolving credit facility, which includes up to $300.0 million in revolving loans, subject to a borrowing base with advances against U.S. and Canadian accounts receivable and inventory. We have the option to increase the borrowing capacity under the revolving credit facility to $350.0 million, subject to our meeting certain requirements and obtaining commitments for such increase.
The interest rates per annum applicable to loans under the revolving credit facility will be, at PolyOne’s option, equal to either (i) a base rate or (ii) LIBOR, for one-, two- or three-month interest periods, in each case plus an applicable margin percentage. The margin is variable based upon our quarterly excess availability. The current margin percentage is (i) 1.00% per annum in the case of base rate advances, (ii) 2.00% per annum in the case of LIBOR rate advances.
For additional information about our financing arrangements, see Note 6, Financing Arrangements, to the accompanying consolidated financial statements.

12 POLYONE  CORPORATION

Concentrations of Credit Risk
Financial instruments, including foreign exchange contracts and trade accounts receivable, subject us to potential credit risk. Concentration of credit risk for trade accounts receivable is limited due to the large number of customers constituting our customer base and their distribution among many industries and geographic locations. We are exposed to credit risk with respect to foreign exchange contracts in the event of non-performance by the counter-parties to these financial instruments. We believe that the risk of incurring material losses related to this credit risk is remote. We do not require collateral to support the financial position of our credit risks.
Guarantee of Indebtedness of Others
On February 28, 2011, we sold our 50% equity interest in SunBelt to Olin for $132.3 million in cash and the assumption by Olin of the obligations under our guarantee of senior secured notes issued by SunBelt of $42.7 million at the time of sale, $30.5 million as of December 31, 2012. Until the guarantee is formally assigned to Olin, we remain obligated under the guarantee, although Olin has agreed to indemnify us for amounts that we may be obligated to pay under the guarantee.
Letters of Credit
Our revolving credit facility makes up to $50.0 million available for the issuance of letters of credit, $9.8 million of which was used at December 31, 2012. These letters of credit are issued by the bank in favor of third parties and are mainly related to insurance claims.
Contractual Cash Obligations
The following table summarizes our obligations under debt agreements, operating leases, interest obligations, pension and other post-retirement plan obligations and purchase obligations as of December 31, 2012:

	Payment Due by Period
(In millions)	Total	2013	2014 & 2015	2016 & 2017	Thereafter
Total debt (1)	$709.4	$3.8	$56.0	$288.0	$361.6
Operating leases	76.4	21.5	28.3	14.2	12.4
Interest on long-term debt obligations (2)	296.8	45.3	90.1	81.7	79.7
Pension and post-retirement obligations (3)	138.1	76.6	13.7	17.5	30.3
Purchase obligations (4)	26.3	13.8	9.8	2.7	—
Total	$1,247.0	$161.0	$197.9	$404.1	$484.0

(1)
Total debt includes both the current and long-term portions of debt, excluding unamortized original issue discounts of $2.5 million, as reported in Note 6, Financing Arrangements, to the consolidated financial statements.

(2)
Represents estimated contractual interest payments for all short-term and long-term debt. We estimated the cash payments for interest associated with our Term Loan by using the actual rate in effect, 5.0%, as of December 31, 2012.

(3)
Pension and post-retirement obligations relate to our U.S. and international pension and other post-retirement plans. The expected payments associated with these plans represent an actuarial estimate of future assumed payments based upon retirement and payment patterns. Future payments also include a $50.0 million voluntary payment expected to be made in 2013. Due to uncertainties regarding the assumptions involved in estimating future required contributions to our pension and non-pension postretirement benefit plans, including: (i) interest rate levels, (ii) the amount and timing of asset returns and (iii) what, if any, changes may occur in pension funding legislation, the estimates in the table may differ materially from actual future payments.

(4)
Purchase obligations are primarily comprised of service agreements related to telecommunication, information technology, utilities and other manufacturing plant services and certain capital commitments.

The table also excludes the liability for unrecognized income tax benefits, since we cannot predict with reasonable certainty the timing of cash settlements, if any, with the respective taxing authorities. At December 31, 2012, the gross liability for unrecognized income tax benefits, including interest and penalties, totaled $16.8 million.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K other than the SunBelt debt guarantee described previously in the Guarantee of Indebtedness of Others section.
Critical Accounting Policies and Estimates
Significant accounting policies are described more fully in Note 1, Description of Business and Summary of Significant Accounting Policies, to the accompanying consolidated financial statements. The preparation of financial statements in conformity with U.S. generally accepted accounting principles (U.S. GAAP) requires us to make estimates and assumptions about future events that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and assumptions that we believe are reasonable considering the related facts and circumstances. The application of these critical accounting

13 POLYONE  CORPORATION

policies involves the exercise of judgment and use of assumptions for future uncertainties. Accordingly, actual results could differ significantly from these estimates. We believe that the following discussion addresses our most critical accounting policies, which are those that are the most important to the portrayal of our financial condition and results of operations and require our most difficult, subjective and complex judgments. We have reviewed these critical accounting policies and related disclosures with the Audit Committee of our Board of Directors.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions

Pension and Other Post-retirement Plans
•    We account for our defined benefit pension plans and other post-retirement plans in accordance with FASB ASC Topic 715, Compensation — Retirement Benefits. We immediately recognize actuarial gains and losses, after consideration of inventory capitalization, in our operating results in the year in which the gains or losses occur. In 2012, we recognized a $42.0 million loss as a result of the recognition of these actuarial losses, which adversely impacted our statement of income, statement of comprehensive income, and the funded status of our pension and other post-retirement plans. These losses were mainly driven by lower than expected discount rates, slightly offset by actual asset returns exceeding our expected long-term rate of return on plan assets of 8.43%.

•    Market conditions and interest rates significantly affect the value of future assets and liabilities of our pension and post-retirement plans. It is difficult to predict these factors due to the volatility of market conditions.

•     To develop our discount rate, we consider the yields of high-quality, fixed-income investments with maturities that correspond to the timing of our benefit obligations.

•    To develop our expected long-term return on plan assets, we consider our historical long-term asset return experience, the expected investment portfolio mix of plan assets and an estimate of long-term investment returns. The weighted-average expected long-term rate of return on plan assets was 8.43% for 2012 and 8.50% for 2011 and 2010.

•    The weighted average discount rates used to value our pension and other post-retirement liabilities as of December 31, 2012 and 2011 were 4.12% and 5.11%, respectively. As of December 31, 2012, an increase/decrease in the discount rate of 50 basis points, holding all other assumptions constant, would have increased or decreased pre-tax income and the related pension and post-retirement liability by approximately $32.2 million. An increase/decrease in the discount rate of 50 basis points as of December 31, 2012 would result in a change of approximately $1.8 million in the 2013 net periodic benefit cost.

•    As we recognize returns on our plan assets based upon the actual returns of these assets through a mark-to-market adjustment that is recorded in the fourth quarter, no sensitivity analysis for a one percentage increase/decrease in our expected long-term return on plan assets has been provided.

Goodwill and Indefinite-lived Intangible Assets
•    Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies. We follow the guidance in ASC 350, Intangibles — Goodwill and Other, and test goodwill for impairment at least annually, absent a triggering event that would warrant an impairment assessment. On an ongoing basis, absent any impairment indicators, we perform our goodwill impairment testing as of the first day of October of each year.

•    We have identified our reporting units at the operating segment level, or in some cases, one level below the operating segment level. Goodwill is allocated to the reporting units based on the estimated fair value at the date of acquisition.

•     We estimated fair value using the best information available to us, including market information and discounted cash flow projections also referred to as the income approach.

•    The income approach requires us to make assumptions and estimates regarding projected economic and market conditions, growth rates, operating margins and cash expenditures.

•    If actual results are not consistent with our assumptions and estimates, we may be exposed to additional goodwill impairment charges.

•     Based on our 2012 annual impairment test, the fair value of each of our reporting units exceeded the corresponding carrying value by at least 20%.

•    In connection with the acquisition of ColorMatrix, we identified $15.9 million of acquired in-process research and development (IPR&D). Identified IPR&D acquired in a business combination is accounted for as an indefinite-lived intangible asset until the project is complete. Upon completion, projects are reclassified to technology and amortized over their useful lives. IPR&D consists of two projects that we expect to complete during 2013.

•     We estimate fair value using the best information available to us, including deriving relevant discounted cash flow projections for each asset and then deducting appropriate returns for other assets contributing to the generation of cash flows using a multi-period excess earnings approach, which is a variant of the income approach.

•     The excess earnings approach requires us to make assumptions and estimates regarding the probability of technical and regulatory success for each IPR&D project, returns for other assets contributing to the generation of cash flows, costs to complete each project, tax rates attributable to each asset, projected economic and market conditions, growth rates, and operating margins.
• If actual results are not consistent with our assumptions and estimates, we may be exposed to impairment charges related to these IPR&D projects.

14 POLYONE  CORPORATION

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions

•    At December 31, 2012, our Consolidated Balance Sheet reflected $96.3 million of indefinite lived trade name assets, which includes, $33.2 million associated with the trade name acquired as part of the acquisition of GLS and $63.1 million associated with trade names acquired as part of the ColorMatrix acquisition.

•    We estimate the fair value of trade names using a “relief from royalty payments” approach. This approach involves two steps: (1) estimating reasonable royalty rate for the trade name and (2) applying this royalty rate to a net sales stream and discounting the resulting cash flows to determine fair value. Fair value is then compared with the carrying value of the trade name.
• If actual results are not consistent with our assumptions and estimates, we may be exposed to impairment charges related to our indefinite lived trade names.

Income Taxes
•   We account for income taxes using the asset and liability method under ASC 740. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, deferred tax assets are also recorded with respect to net operating losses and other tax attribute carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when realization of the benefit of deferred tax assets is not deemed to be more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

•   The ultimate recovery of certain of our deferred tax assets is dependent on the amount and timing of taxable income that we will ultimately generate in the future and other factors such as the interpretation of tax laws. This means that significant estimates and judgments are required to determine the extent that valuation allowances should be provided against deferred tax assets. We have provided valuation allowances as of December 31, 2012 aggregating to $18.9 million against such assets based on our current assessment of future operating results and these other factors. At December 31, 2012, the gross liability for unrecognized income tax benefits, including interest and penalties, totaled $16.8 million.

•   Although management believes that the estimates and judgments discussed herein are reasonable, actual results could differ, which could result in income tax expense or benefits that could be material.

•   We recognize net tax benefits under the recognition and measurement criteria of ASC Topic 740, Income Taxes, which prescribes requirements and other guidance for financial statement recognition and measurement of positions taken or expected to be taken on tax returns. We record interest and penalties related to uncertain tax positions as a component of income tax expense.

Environmental Liabilities
• Based upon estimates prepared by our environmental engineers and consultants, we have $75.4 million accrued at December 31, 2012 to cover probable future environmental remediation expenditures.
•   This accrual represents our best estimate of the remaining probable remediation costs based upon information and technology currently available and our view of the most likely remedy. Depending upon the results of future testing, the ultimate remediation alternatives undertaken, changes in regulations, new information, newly discovered conditions and other factors, it is reasonably possible that we could incur additional costs in excess of the amount accrued. However, such additional costs, if any, cannot currently be estimated. Our estimate of this liability may be revised as new regulations or technologies are developed or additional information is obtained. Changes during the past five years have primarily resulted from changes in the estimate of future remediation costs at existing sites and payments made each year for remediation costs that were already accrued.
• If further developments or resolution of these matters are not consistent with our assumptions and judgments, we may need to recognize a significant charge in a future period.

15 POLYONE  CORPORATION

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions

Share-Based Compensation

•    We have share-based compensation plans that include non-qualified stock options, incentive stock options, restricted stock units and stock appreciation rights (SARs). See Note 15, Share-Based Compensation, to the accompanying consolidated financial statements for a complete discussion of our stock-based compensation programs.

•    Option-pricing models and generally accepted valuation techniques require management to make assumptions and to apply judgment to determine the fair value of our awards. These assumptions and judgments include estimating the future volatility of our stock price, future forfeiture rates and risk-free rates of return.

•    We do not believe there is a reasonable likelihood there will be a material change in the future estimates or assumptions we use to determine share-based compensation expense. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to changes in share-based compensation expense that could be material.

• We determined the fair value of the SARs granted in 2012 based on a Monte Carlo simulation method. For SARs granted during 2011 and 2010, the option pricing model used was the Black-Scholes method.

16 POLYONE  CORPORATION

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Index to Financial Statements

Page
Management’s Report	18
Reports of Independent Registered Public Accounting Firm	19-20
Consolidated Financial Statements:
Consolidated Statements of Income	21
Consolidated Statements of Comprehensive Income	22
Consolidated Balance Sheets	23
Consolidated Statements of Cash Flows	24
Consolidated Statements of Shareholders’ Equity	25
Notes to Consolidated Financial Statements	26-51

17 POLYONE  CORPORATION

MANAGEMENT’S REPORT
The management of PolyOne Corporation is responsible for preparing the consolidated financial statements and disclosures included in this Annual Report on Form 10-K. The consolidated financial statements and disclosures included in this Annual Report fairly present in all material respects the consolidated financial position, results of operations, shareholders’ equity and cash flows of PolyOne Corporation as of and for the year ended December 31, 2012.
Management is responsible for establishing and maintaining disclosure controls and procedures designed to ensure that the information required to be disclosed by the company is captured and reported in a timely manner. Management has evaluated the design and operation of the company’s disclosure controls and procedures at December 31, 2012 and found them to be effective.
Management is also responsible for establishing and maintaining a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Internal control over financial reporting includes policies and procedures that provide reasonable assurance that: PolyOne Corporation’s accounting records accurately and fairly reflect the transactions and dispositions of the assets of the company; unauthorized or improper acquisition, use or disposal of company assets will be prevented or timely detected; the company’s transactions are properly recorded and reported to permit the preparation of the company’s consolidated financial statements in conformity with generally accepted accounting principles; and the company’s receipts and expenditures are made only in accordance with authorizations of management and the Board of Directors of the company.
Management has assessed the effectiveness of PolyOne’s internal control over financial reporting as of December 31, 2012 and has prepared Management’s Annual Report On Internal Control Over Financial Reporting contained on page 66 of this Annual Report, which concludes that as of December 31, 2012, PolyOne’s internal control over financial reporting is effective and that no material weaknesses were identified.

/S/ STEPHEN D. NEWLIN	/S/ RICHARD J. DIEMER, JR.

Stephen D. Newlin	Richard J. Diemer, Jr.
Chairman, President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

February 12, 2013

18 POLYONE  CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of PolyOne Corporation
We have audited PolyOne Corporation's internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). PolyOne Corporation's management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying “Management's Annual Report on Internal Control over Financial Reporting”. Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, PolyOne Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of PolyOne Corporation as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2012 and our report dated February 12, 2013, except for the changes described under "Discontinued Operations and Resegmentation Retrospectively Applied" of Note 1, as to which the date is August 23, 2013, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP

Cleveland, Ohio
February 12, 2013

19 POLYONE  CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of PolyOne Corporation
We have audited the accompanying consolidated balance sheets of PolyOne Corporation as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PolyOne Corporation at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), PolyOne Corporation's internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 12, 2013 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP

Cleveland, Ohio
February 12, 2013, except for the changes described under "Discontinued Operations and Resegmentation Retrospectively Applied" of Note 1, as to which the date is August 23, 2013.

20 POLYONE  CORPORATION

Consolidated Statements of Income

	Year Ended December 31,
(In millions, except per share data)	2012	2011	2010
Sales	$2,860.8	$2,709.4	$2,506.2
Cost of sales	2,329.7	2,280.1	2,096.1
Gross margin	531.1	429.3	410.1
Selling and administrative expense	417.0	378.3	292.9
Income related to previously owned equity affiliates	23.4	152.0	42.0
Operating income	137.5	203.0	159.2
Interest expense, net	(50.8)	(33.7)	(31.5)
Premium on early extinguishment of long-term debt	—	(0.9)	(29.5)
Other (expense) income, net	(3.4)	0.5	(2.4)
Income from continuing operations, before income taxes	83.3	168.9	95.8
Income tax (expense) benefit	(30.1)	(15.5)	56.7
Net income from continuing operations	53.2	153.4	152.5
Income from discontinued operations, net of income taxes	18.6	19.2	10.1
Net income	71.8	172.6	162.6
Less: Net loss attributable to noncontrolling interests	0.1	—	—
Net income attributable to PolyOne common shareholders	$71.9	$172.6	$162.6

Earnings per share attributable to PolyOne common shareholders - basic:
Continuing operations	$0.60	$1.66	$1.64
Discontinued operations	0.21	0.21	0.11
Total	$0.81	$1.87	$1.75

Earnings per share attributable to PolyOne common shareholders - diluted:
Continuing operations	$0.59	$1.63	$1.59
Discontinued operations	0.21	0.21	0.10
Total	$0.80	$1.84	$1.69

Cash dividends declared per common share	$0.20	$0.16	$—

Weighted-average number of common shares outstanding:
Basic	89.1	92.2	93.1
Diluted	89.8	94.3	96.0
The accompanying notes to the consolidated financial statements are an integral part of these statements.

21 POLYONE  CORPORATION

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
(In millions)	2012	2011	2010
Net income	$71.8	$172.6	$162.6
Other comprehensive loss:
Translation adjustments	1.1	(9.0)	(4.3)
Amortization of prior service credits, net of tax of $6.5 - 2012, $6.5 - 2011, and $7.3 - 2010	(10.9)	(10.8)	(9.3)
Total other comprehensive loss	(9.8)	(19.8)	(13.6)
Total comprehensive income	62.0	152.8	149.0
Less: Comprehensive loss attributable to noncontrolling interests	0.1	—	—
Comprehensive income attributable to PolyOne common shareholders	$62.1	$152.8	$149.0
The accompanying notes to the consolidated financial statements are an integral part of these statements.

22 POLYONE  CORPORATION

Consolidated Balance Sheets

	Year Ended December 31,
(In millions)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$210.0	$191.9
Accounts receivable, net	313.9	310.0
Inventories, net	244.4	234.8
Assets held-for-sale	39.3	43.6
Other current assets	81.1	83.4
Total current assets	888.7	863.7
Property, net	385.8	374.6
Goodwill	405.5	395.5
Other intangible assets, net	340.0	341.9
Other non-current assets	108.0	102.4
Total assets	$2,128.0	$2,078.1

Liabilities and Shareholders' Equity
Current liabilities:
Short-term debt and current portion of long-term debt	$3.8	$3.0
Accounts payable	296.1	276.6
Liabilities held-for-sale	18.0	21.8
Accrued expenses and other liabilities	141.9	141.2
Total current liabilities	459.8	442.6
Long-term debt	703.1	704.0
Post-retirement benefits other than pensions	17.0	18.9
Pension benefits	182.8	203.6
Other non-current liabilities	133.9	120.7
Total non-current liabilities	1,036.8	1,047.2

Shareholders’ equity
Preferred stock, 40.0 shares authorized, no shares issued	—	—
Common Shares, $0.01 par, 400.0 shares authorized, 122.2 shares issued	1.2	1.2
Additional paid-in capital	1,016.1	1,042.7
Accumulated deficit	(13.0)	(84.9)
Common shares held in treasury, at cost, 32.7 shares in 2012 and 33.4 shares in 2011	(364.1)	(369.4)
Accumulated other comprehensive loss	(11.1)	(1.3)
Total PolyOne shareholders' equity	629.1	588.3
Noncontrolling interest	2.3	—
Total equity	631.4	588.3
Total liabilities and equity	$2,128.0	$2,078.1
The accompanying notes to the consolidated financial statements are an integral part of these statements.

23 POLYONE  CORPORATION

Consolidated Statements of Cash Flows

	Year Ended December 31,
(In millions)	2012	2011	2010
Operating activities
Net income	$71.8	$172.6	$162.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69.8	57.5	55.2
Deferred income tax provision (benefit)	13.4	3.6	(69.0)
Premium on early extinguishment of long-term debt	—	0.9	27.8
Provision for doubtful accounts	0.3	2.0	2.5
Stock compensation expense	10.4	5.4	4.4
Income related to previously owned equity affiliates	(23.4)	(152.0)	(42.0)
Dividends and distributions received	—	6.0	24.2
Changes in assets and liabilities, net of acquisitions:
Decrease (increase) in accounts receivable	1.2	7.3	(20.2)
(Increase) decrease in inventories	(3.0)	8.0	(27.4)
Increase in accounts payable	16.8	11.2	36.6
(Decrease) increase in pension and other post-retirement benefits	(41.7)	30.2	(38.0)
(Decrease) increase in accrued expenses and other assets and liabilities	(8.7)	(80.2)	24.1
Net cash provided by operating activities	106.9	72.5	140.8
Investing activities
Capital expenditures	(57.4)	(54.1)	(39.5)
Business acquisitions, net of cash acquired	(33.8)	(508.4)	(3.3)
Proceeds from sale of investment in equity affiliates and other assets	18.9	140.0	41.1
Net cash used in investing activities	(72.3)	(422.5)	(1.7)
Financing activities
Change in short-term and current portion of long-term debt	0.8	—	(0.4)
Issuance of long-term debt, net of discounts and debt issuance costs	—	285.5	353.6
Repayment of long-term debt	(3.0)	(42.9)	(317.1)
Purchase of common shares	(15.9)	(73.6)	—
Premium on early extinguishment of long-term debt	—	(0.9)	(27.8)
Cash dividends paid	(16.9)	(11.1)	—
Proceeds from the exercise of stock options	15.1	6.9	7.4
Proceeds from noncontrolling interests	2.4	—	—
Net cash (used) provided by financing activities	(17.5)	163.9	15.7
Effect of exchange rate changes on cash	1.0	(0.1)	0.6
Increase (decrease) in cash and cash equivalents	18.1	(186.2)	155.4
Cash and cash equivalents at beginning of year	191.9	378.1	222.7
Cash and cash equivalents at end of year	$210.0	$191.9	$378.1
The accompanying notes to the consolidated financial statements are an integral part of these statements.

24 POLYONE  CORPORATION

Consolidated Statements of Shareholders' Equity

	Common Shares		Shareholders’ Equity
(In millions)	Common Shares	Common Shares Held in Treasury	Common Shares	Additional Paid-in Capital	Accumulated Deficit	Common Shares Held in Treasury	Accumulated Other Comprehensive Income (Loss)	Total PolyOne shareholders' equity	Non-controlling Interests	Total equity
Balance at January 1, 2010	122.2	(29.7)	$1.2	$1,065.5	$(420.1)	$(321.0)	$32.1	$357.7	$—	$357.7
Net income					162.6			162.6		162.6
Other comprehensive income							(13.6)	(13.6)		(13.6)
Stock-based compensation and exercise of awards		1.4		(6.1)		15.4		9.3		9.3
Balance at December 31, 2010	122.2	(28.3)	$1.2	$1,059.4	$(257.5)	$(305.6)	$18.5	$516.0	$—	$516.0
Net income					172.6			172.6		172.6
Other comprehensive income							(19.8)	(19.8)		(19.8)
Cash dividends declared				(14.6)				(14.6)		(14.6)
Repurchase of common shares		(6.0)				(73.6)		(73.6)		(73.6)
Stock-based compensation and exercise of awards		0.9		(2.1)		9.8		7.7		7.7
Balance at December 31, 2011	122.2	(33.4)	$1.2	$1,042.7	$(84.9)	$(369.4)	$(1.3)	$588.3	$—	$588.3
Net income					71.9			71.9	(0.1)	71.8
Other comprehensive income							(9.8)	(9.8)		(9.8)
Proceeds from noncontrolling interests									2.4	2.4
Cash dividends declared				(17.8)				(17.8)		(17.8)
Repurchase of common shares		(1.2)				(15.9)		(15.9)		(15.9)
Stock-based compensation and exercise of awards		1.9		(8.8)		21.2		12.4		12.4
Balance at December 31, 2012	122.2	(32.7)	$1.2	$1,016.1	$(13.0)	$(364.1)	$(11.1)	$629.1	$2.3	$631.4
The accompanying notes to the consolidated financial statements are an integral part of these statements.

25 POLYONE  CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business
We are a premier provider of specialized polymer materials, services and solutions with operations in specialty polymer formulations, color and additive systems, plastic sheet and packaging solutions, and polymer distribution. We are also a highly specialized developer and manufacturer of performance enhancing additives, liquid colorants, and fluoropolymer and silicone colorants. Headquartered in Avon Lake, Ohio, we have employees at manufacturing sites and distribution facilities in North America, South America, Europe and Asia. We provide value to our customers through our ability to link our knowledge of polymers and formulation technology with our manufacturing and supply chain to provide value added solutions to designers, assemblers and processors of plastics (our customers). When used in this Annual Report on Form 10-K, the terms “we,” “us,” “our” and the “Company” mean PolyOne Corporation and its subsidiaries.
Our operations are located primarily in the United States, Europe, Canada, Mexico, Asia and Brazil. Our operations are reported in four reportable segments: Global Specialty Engineered Materials; Global Color, Additives and Inks; Performance Products and Solutions; and PolyOne Distribution. See Note 16, Segment Information, for more information.
Discontinued Operations and Resegmentation Retrospectively Applied
On March 25, 2013, PolyOne entered into an agreement to sell its vinyl dispersion, blending and suspension resin assets (Resin Business) to Mexichem Specialty Resins Inc. (Mexichem), a wholly-owned subsidiary of Mexichem, S.A.B. de C.V., for $250.0 million cash consideration. As a result of the announced sale of our Resin Business, PolyOne has removed this business from the Performance Products and Solutions segment and classified its assets and liabilities as held-for-sale and classified its operating results, net of income taxes, as discontinued operations for all periods presented in its Quarterly Report on Form 10-Q for the periods ended March 31, 2013 and June 30, 2013. The accompanying consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2012, and the related notes to the consolidated financial statements have been retrospectively revised to reflect the classification of our Resin Business assets and liabilities as held-for-sale and its operating results, net of tax, as discontinued operations. See Note 2, Discontinued Operations for further information.
Additionally, our Specialty Coatings business, which was previously included in the Performance Products and Solutions segment, will now be included within the Global Color, Additives and Inks segment. Historical segment information within the notes to the consolidated financial statements has been retrospectively adjusted to reflect these changes. See Note 16, Segment Information for further information.
Consolidation and Basis of Presentation
The consolidated financial statements include the accounts of PolyOne and its subsidiaries. All majority-owned affiliates over which we have control are consolidated. Investments in affiliates and joint ventures in which our ownership is 50% or less, or in which we do not have control but have the ability to exercise significant influence over operating and financial policies, were accounted for under the equity method prior to their disposition (see Note 20, Financial Information of Previously Owned Equity Affiliates. Transactions with related parties, including joint ventures, are in the ordinary course of business.
On March 25, 2013, the Company agreed to sell its Resin Business to Mexichem. As a result, PolyOne retrospectively classified the Resin Business assets and liabilities as held-for-sale for periods prior to disposition in the accompanying Consolidated Balance Sheets and has retrospectively classified the Resin Business operating results as discontinued operations, net of income taxes, in the accompanying Consolidated Statements of Income for all periods presented.
Reclassifications
Certain reclassifications of the prior period amounts and presentation have been made to conform to the presentation for the current period.

26 POLYONE  CORPORATION

Use of Estimates
Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from these estimates.
Cash and Cash Equivalents
We consider all highly liquid investments purchased with a maturity of less than three months to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.
Allowance for Doubtful Accounts
We evaluate the collectability of receivables based on a combination of factors. We regularly analyze significant customer accounts and, when we become aware of a specific customer’s inability to meet its financial obligations to us, such as in the case of a bankruptcy filing or deterioration in the customer’s operating results or financial position, we record a specific allowance for bad debt to reduce the related receivable to the amount we reasonably believe is collectible. We also record bad debt allowances for all other customers based on a variety of factors including the length of time the receivables are past due, the financial health of the customer, economic conditions and historical experience. In estimating the allowances, we take into consideration the existence of credit insurance. If circumstances related to specific customers change, our estimates of the recoverability of receivables could be adjusted further. Accounts receivable balances are written off against the allowance for doubtful accounts after a final determination of uncollectability has been made.
Inventories
Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.
Long-lived Assets
Property, plant and equipment is carried at cost, net of depreciation and amortization that is computed using the straight-line method over the estimated useful lives of the assets, which ranges from 3 to 15 years for machinery and equipment and up to 40 years for buildings. Computer software is amortized over periods not exceeding 10 years. Property, plant and equipment is generally depreciated on accelerated methods for income tax purposes. We expense repair and maintenance costs as incurred. We capitalize replacements and betterments that increase the estimated useful life of an asset. We capitalize interest expense on major construction and development projects while in progress.
We retain fully depreciated assets in property and accumulated depreciation accounts until we remove them from service. In the case of sale, retirement or disposal, the asset cost and related accumulated depreciation balance is removed from the respective account, and the resulting net amount, less any proceeds, is included as a component of income from continuing operations in the accompanying Consolidated Statements of Income.
We account for operating leases under the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 840, Leases.
Finite-lived intangible assets, which consist primarily of customer relationships, sales contracts, patents and technology are amortized over their estimated useful lives. The remaining useful lives range up to 24 years.
We assess the recoverability of long-lived assets whenever events or changes in circumstances indicate that we may not be able to recover the assets’ carrying amount. We measure the recoverability of assets to be held and used by a comparison of the carrying amount of the asset to the expected future undiscounted cash flows associated with the asset. We measure the amount of impairment of long-lived assets as the amount by which the carrying value of the asset exceeds the fair value of the asset, which is generally determined based on projected discounted future cash flows or appraised values.
Goodwill and Indefinite Lived Intangible Assets
Goodwill is the excess of the purchase price paid over the fair value of the net assets of the acquired business. Goodwill is tested for impairment at the reporting unit level. Our reporting units have been identified at the operating segment level, or in some cases, one level below the operating segment level. Goodwill is allocated to the reporting units based on the estimated fair value at the date of acquisition.
Our annual measurement date for testing impairment of goodwill and other indefinite-lived intangibles, including in-process research and development, is October 1st. We completed our testing of impairment as of October 1, noting no impairment in 2012, 2011 or 2010. The future occurrence of a potential indicator of impairment would require an

27 POLYONE  CORPORATION

interim assessment for some or all of the reporting units prior to the next required annual assessment on October 1, 2013. Refer to Note 19, Fair Value, for further discussion of our approach for assessing fair value of goodwill.
Litigation Reserves
FASB ASC Topic 450, Contingencies, requires that we accrue for loss contingencies associated with outstanding litigation, claims and assessments for which management has determined it is probable that a loss contingency exists and the amount of loss can be reasonably estimated. We record expense associated with professional fees related to litigation claims and assessments as incurred.
Derivative Financial Instruments
FASB ASC Topic 815, Derivative and Hedging, requires that all derivative financial instruments, such as foreign exchange contracts, be recognized in the financial statements and measured at fair value, regardless of the purpose or intent in holding them.
We are exposed to foreign currency changes in the normal course of business. We have established policies and procedures that manage this exposure through the use of financial instruments. By policy, we do not enter into these instruments for trading purposes or speculation. These instruments are not designated as hedges and, as a result, are adjusted to fair value, with the resulting gains and losses recognized in the accompanying Consolidated Statements of Income immediately. See Note 18, Derivative Instruments, for more information.
Pension and Other Post-retirement Plans
We account for our pensions and other post-retirement benefits in accordance with FASB ASC Topic 715, Compensation — Retirement Benefits. This standard requires us to (1) recognize the funded status of the benefit plans in our Consolidated Balance Sheet, (2) recognize, as a component of other comprehensive income or net periodic benefit cost, the gains or losses and prior service costs or credits that arise during the period, (3) measure defined benefit plan assets and obligations as of December 31 and (4) disclose additional information in the notes to the consolidated financial statements about certain effects on net periodic benefit costs for the next fiscal year that arise from delayed recognition of prior service costs or credits and transition assets or obligations. Finally, we immediately recognize actuarial gains and losses, after consideration of inventory capitalization, in our operating results in the year in which the gains or losses occur. Refer to Note 12, Employee Benefit Plans, for more information.
Accumulated Other Comprehensive Loss
Changes in accumulated other comprehensive loss in 2012, 2011 and 2010 were as follows:

(In millions)	Cumulative Translation Adjustment	Pension and other post-retirement benefits	Unrealized gain in available-for-sale securities	Total
Balance at January 1, 2010	$(4.3)	$36.2	$0.2	$32.1
Translation adjustments	(4.3)	—	—	(4.3)
Prior service credits recognized during the year, net of tax of $7.3	—	(9.3)	—	(9.3)
Balance at December 31, 2010	(8.6)	26.9	0.2	18.5
Translation adjustments	(9.0)	—	—	(9.0)
Prior service credits recognized during the year, net of tax of $6.5	—	(10.8)	—	(10.8)
Balance at December 31, 2011	(17.6)	16.1	0.2	(1.3)
Translation adjustments	1.1	—	—	1.1
Prior service credits recognized during the year, net of tax of $6.5	—	(10.9)	—	(10.9)
Balance at December 31, 2012	$(16.5)	$5.2	$0.2	$(11.1)
Fair Value of Financial Instruments
FASB ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosures of the fair value of financial instruments. The estimated fair values of financial instruments were principally based on market prices where such prices were available and, where unavailable, fair values were estimated based on market prices of similar instruments. See Note 18, Derivative Instruments, for further discussion.

28 POLYONE  CORPORATION

Foreign Currency Translation
Revenues and expenses are translated at average currency exchange rates during the related period. Assets and liabilities of foreign subsidiaries are translated using the exchange rate at the end of the period. The resulting translation adjustments are recorded as accumulated other comprehensive income or loss. Gains and losses resulting from foreign currency transactions, including intercompany transactions that are not considered permanent investments, are included in other income (expense), net in the accompanying Consolidated Statements of Income.
Revenue Recognition
We recognize revenue when the revenue is realized or realizable and has been earned. We recognize revenue when a firm sales agreement is in place, shipment has occurred and collectability is reasonably assured.
Shipping and Handling Costs
Shipping and handling costs are included in cost of sales.
Research and Development Expense
Research and development costs from continuing operations, which were $41.3 million in 2012, $36.4 million in 2011 and $33.3 million in 2010, are charged to expense as incurred.
Environmental Costs
We expense costs that are associated with managing hazardous substances and pollution in ongoing operations on a current basis. Costs associated with the remediation of environmental contamination are accrued when it becomes probable that a liability has been incurred and our proportionate share of the cost can be reasonably estimated.
Equity Affiliates
We account for our investments in equity affiliates under FASB ASC Topic 323, Investments — Equity Method and Joint Ventures. We recognize our proportionate share of the income of equity affiliates. As of December 31, 2012 and 2011, we have no equity investments.
Share-Based Compensation
We account for share-based compensation under the provisions of FASB ASC Topic 718, Compensation — Stock Compensation, which requires us to estimate the fair value of share-based awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the accompanying Consolidated Statements of Income. As of December 31, 2012, we had one active share-based employee compensation plan, which is described more fully in Note 15, Share-based Compensation.
Income Taxes
Deferred tax liabilities and assets are determined based upon the differences between the financial reporting and tax basis of assets and liabilities and are measured using the tax rate and laws currently in effect. In accordance with FASB ASC Topic 740, Income Taxes, we evaluate our deferred income taxes to determine whether a valuation allowance should be established against the deferred tax assets or whether the valuation allowance should be reduced based on consideration of all available evidence, both positive and negative, using a “more likely than not” standard.

Note 2 — DISCONTINUED OPERATIONS
On May 30, 2013, PolyOne sold its Resin Business to Mexichem for $250.0 million cash consideration, subject to a working capital adjustment that is expected to be finalized in the third quarter of 2013. This sale resulted in the recognition of a preliminary pre-tax gain of $223.6 million ($138.2 million net of tax) in the second quarter of 2013.
As a result of the announced sale on March 25, 2013, PolyOne retrospectively classified the Resin Business assets and liabilities as held-for-sale for periods prior to disposition in the accompanying Consolidated Balance Sheets and has retrospectively classified the Resin Business operating results as discontinued operations, net of income taxes, in the accompanying Consolidated Statements of Income for all periods presented. Previously, the Resin Business was included in the Performance Products and Solutions segment.

29 POLYONE  CORPORATION

The Resin Business' sales, income before income taxes and net income were as follows:

	Year Ended December 31,
(In millions)	2012	2011	2010
Sales	$131.8	$154.1	$115.7
Income before income taxes	29.7	29.8	15.5
Income tax expense	(11.1)	(10.6)	(5.4)
Net income	$18.6	$19.2	$10.1

The following table summarizes the assets and liabilities of the Resin Business:

	December 31,
(In millions)	2012	2011
Assets:
Accounts receivable, net	$8.8	$11.0
Inventories, net	8.2	8.5
Property, net	21.7	23.0
Other assets	0.6	1.1
Assets held-for-sale	$39.3	$43.6

Liabilities:
Accounts payable	$15.8	$18.2
Accrued expenses	2.2	3.6
Liabilities held-for-sale	$18.0	$21.8

Note 3 — EMPLOYEE SEPARATION AND PLANT PHASE-OUT COSTS
During the second quarter of 2012, the Company undertook actions to realign production capacities and improve return on invested capital. These actions were primarily in response to weak demand in Europe. During 2012 these actions resulted in charges of $11.5 million related to plant closure costs and reductions in force. These costs are primarily recognized within Selling and administrative expense in our Consolidated Statement of Income and within Corporate and eliminations in our segment disclosures. Remaining future charges related to these actions are not expected to be material.
Note 4 — BUSINESS COMBINATIONS
On December 19, 2012, PolyOne acquired all of the outstanding equity of Glasforms Inc. (Glasforms), a leading manufacturer of glass and carbon fiber reinforced polymers and advanced composite products, with 2012 annual sales of $51.1 million. The purchase marks PolyOne's entry into advanced composite technology, an adjacency consistent with the Company's strategy of providing specialty solutions that deliver high value to customers. The acquisition date fair value of the consideration transferred was $33.8 million, net of cash acquired of $1.2 million. Glasforms results have been reflected within our Consolidated Statement of Income and within our Global Specialty Engineered Materials Segment since the date of acquisition. On a preliminary basis, the acquisition resulted in goodwill of $10.0 million and $10.7 million of identifiable intangible assets. The purchase price allocation will be finalized during 2013 as we complete our assessment of reserves, obligations, and deferred taxes.
On October 23, 2012, PolyOne entered into a merger agreement pursuant to which PolyOne will acquire Spartech Corporation (Spartech), a supplier of sustainable plastic sheet, compounding, and packaging solutions, based in Clayton, Missouri. Spartech will expand PolyOne's specialty portfolio with adjacent technologies in attractive end markets where we already participate as well as new ones such as aerospace and security. By combining Spartech's leading market positions in sheet, rigid barrier packaging and specialty cast acrylics with PolyOne's capabilities, we believe we can accelerate growth. The proposed acquisition is expected to close during the first quarter of 2013, subject to the satisfaction of customary closing conditions, including the receipt of regulatory approvals and the approval of Spartech's stockholders. Pursuant to the terms of the merger agreement, at the

30 POLYONE  CORPORATION

effective time of the acquisition, each issued and outstanding share of Spartech common stock will be canceled and converted into the right to receive consideration equal to $2.67 in cash and 0.3167 of PolyOne common shares. The final purchase price is dependent on, among other items, Spartech's debt outstanding and the stock price of PolyOne at the time of close. Based on the closing stock price of PolyOne on January 18, 2013, we estimate the total purchase price to be approximately $438 million. We intend to finance the cash portion of the purchase price as well as the repayment of Spartech's outstanding senior notes and debt outstanding under its revolving credit facility, through a combination of cash on hand and new long-term debt.
In 2012, we incurred acquisition-related costs totaling of $3.9 million which have been included within selling and administrative expense in our Consolidated Statement of Income.
On December 21, 2011, PolyOne, pursuant to the terms of an Agreement and Plan of Merger (Merger Agreement) with ColorMatrix Group, Inc. and Audax ColorMatrix Holdings, LLC, acquired all of the equity of ColorMatrix Group, Inc. (ColorMatrix). ColorMatrix is a developer and manufacturer of performance enhancing, additives for plastic products, liquid colorants, and fluoropolymer and silicone colorants, and operates globally with research and development and production facilities in North America, South America, Europe, Asia and Africa. This acquisition reflects our strategy to expand our specialty business and our international presence.
The acquisition date fair value of the consideration transferred, which consisted solely of cash, was $486.1 million, net of cash acquired of $1.9 million and no assumed debt. PolyOne funded the purchase price with a combination of cash on hand and net proceeds of $285.5 million from our senior secured term loan, discussed in Note 6, Financing Arrangements. In 2011, we incurred approximately $3.3 million of acquisition costs related to this acquisition, which are included within selling and administrative expense in our Consolidated Statement of Income.
As required by FASB Accounting Standards Codification (ASC) Topic 805, Business Combinations, our Consolidated Balance Sheet at December 31, 2011 was retrospectively adjusted to reflect revisions made to the initial ColorMatrix purchase price allocation. The impact of the adjustments were not material to the 2011 Consolidated Statement of Income. The following table presents the initial allocation, adjustments to the initial purchase price allocation and the final recast purchase price allocation related to the ColorMatrix business.

(In millions)	Initial Allocation	Adjustments to Fair Value	Recast Allocation
Cash and cash equivalents	$1.9	$—	$1.9
Accounts receivables	30.7	—	30.7
Inventories	32.8	(1.9)	30.9
Other current assets	7.1	(1.4)	5.7
Property, net	25.4	4.0	29.4
Other non-current assets	1.3	(1.3)	—
Other intangible assets, net	276.0	(0.6)	275.4
Goodwill	225.8	(1.2)	224.6
Total assets acquired	601.0	(2.4)	598.6
Accounts payable	16.2	—	16.2
Accrued expenses and other liabilities	3.5	0.2	3.7
Other non-current liabilities	93.3	(2.6)	90.7
Total liabilities assumed	113.0	(2.4)	110.6
Net assets acquired	$488.0	$—	$488.0
The following pro forma information gives effect to PolyOne's acquisition of ColorMatrix as if the acquisition of ColorMatrix occurred on January 1, 2010 and ColorMatrix had been included in PolyOne's Consolidated Statements of Income for the years ended December 31, 2011 and 2010. ColorMatrix has been reflected in our 2012 Consolidated Statements of Income.

(Unaudited; in millions)	2011	2010
Net sales	$2,909.6	$2,695.6
Net income from continuing operations	156.5	157.7
The historical consolidated financial information of PolyOne and ColorMatrix has been adjusted in the pro forma information to give effect to adjustments that are: (1) directly related to the business combination; (2) factually supportable; and (3) expected to have a continuing impact on the combined results.

31 POLYONE  CORPORATION

On October 6, 2011, we entered into an agreement with E.A. Juffali & Brothers Company Limited to form a joint venture that will enable PolyOne to expand its Global Color and Additives business into the Middle East. This joint venture is 51% owned by PolyOne and is based in Jeddah, Saudi Arabia. During 2012, funding of this joint venture occurred, construction of the manufacturing facility began and operations are expected to commence in the first half of 2013. The joint venture is reflected within our consolidated financial statements, including the noncontrolling interest.
On January 3, 2011, we acquired all outstanding shares of Uniplen, a leading Brazilian producer of specialty engineered materials and distributor of thermoplastics. The Uniplen transaction was completed for a cash purchase price of $21.8 million with a potential for further consideration payable over three years based on achieving certain performance metrics. This acquisition resulted in $6.3 million of goodwill and $2.8 million of identifiable intangible assets.
On October 1, 2010, we acquired all outstanding shares of Polimaster, a specialty color business in Brazil for a cash purchase price of $3.3 million paid at closing.
Note 5 — GOODWILL AND INTANGIBLE ASSETS
The total purchase price associated with acquisitions is allocated to the fair value of assets acquired and liabilities assumed based on their fair values at the acquisition date, with excess amounts recorded as goodwill. The acquisition of Glasforms resulted in preliminary goodwill of $10.0 million in 2012. The acquisition of ColorMatrix resulted in goodwill of $224.6 million being recorded in 2011 of which $40.7 million was deductible for tax purposes. The acquisition of Uniplen resulted in $6.3 million of goodwill being recorded in 2011.
Goodwill as of December 31, 2012 and 2011, and changes in the carrying amount of goodwill by segment was as follows:

(In millions)	Global Specialty Engineered Materials	Global Color, Additives and Inks	Performance Products and Solutions	PolyOne Distribution	Total
Goodwill, gross at January 1, 2011	$94.8	$88.6	$182.4	$1.6	$367.4
Accumulated impairment losses	(12.2)	(16.1)	(175.0)	—	(203.3)
Goodwill, net at January 1, 2011	82.6	72.5	7.4	1.6	164.1
Acquisitions of businesses	6.3	224.6	—	—	230.9
Currency translation and other adjustments	0.3	0.2	—	—	0.5
Balance at December 31, 2011	89.2	297.3	7.4	1.6	395.5
Acquisitions of businesses	10.0	0.6	—	—	10.6
Currency translation and other adjustments	(0.6)	—	—	—	(0.6)
Balance at December 31, 2012	$98.6	$297.9	$7.4	$1.6	$405.5
At December 31, 2012, PolyOne had $112.2 million of indefinite-lived other intangible assets that are not subject to amortization, consisting of a trade name of $33.2 million acquired as part of the 2008 acquisition of GLS Corporation (GLS), trade names of $63.1 million acquired as part of the acquisition of ColorMatrix and $15.9 million of in-process research and development (R&D) acquired as part of the ColorMatrix acquisition. Acquired IPR&D is accounted for as an indefinite-lived intangible asset until the project is complete. Upon completion, projects are reclassified to technology and amortized over their useful lives. IPR&D consists of two projects that we expect to complete during 2013.
Indefinite and finite-lived intangible assets consisted of the following:

	As of December 31, 2012
(In millions)	Acquisition Cost	Accumulated Amortization	Currency Translation	Net
Customer relationships	$173.1	$(25.7)	$0.5	$147.9
Sales contracts	11.4	(10.8)	—	0.6
Patents, technology and other	89.3	(10.1)	0.1	79.3
Indefinite-lived trade names	96.3	—	—	96.3
In-process research and development	15.9	—	—	15.9
Total	$386.0	$(46.6)	$0.6	$340.0

32 POLYONE  CORPORATION

	As of December 31, 2011
(In millions)	Acquisition Cost	Accumulated Amortization	Currency Translation	Net
Customer relationships	$168.9	$(17.7)	$0.7	$151.9
Sales contracts	11.4	(10.8)	—	0.6
Patents, technology and other	82.0	(4.9)	0.1	77.2
Indefinite-lived trade names	96.3	—	—	96.3
In-process research and development	15.9	—	—	15.9
Total	$374.5	$(33.4)	$0.8	$341.9
Amortization of other finite-lived intangible assets for the years ended December 31, 2012, 2011 and 2010 was $13.2 million, $3.8 million and $3.7 million, respectively.
As of December 31, 2012, we expect amortization expense on finite-lived intangibles for the next five years as follows:

	2013	2014	2015	2016	2017
Expected amortization	$13.9	$13.8	$13.6	$13.6	$13.6
Note 6 — FINANCING ARRANGEMENTS
Total debt as of December 31 consisted of the following:

(In millions)	December 31, 2012 (1)	December 31, 2011 (1)
7.500% debentures due 2015	$50.0	$50.0
Senior secured term loan due 2017	294.5	297.0
7.375% senior notes due 2020	360.0	360.0
Other debt	2.4	—
Total debt	$706.9	$707.0
Less short-term and current portion of long-term debt	3.8	3.0
Total long-term debt, net of current portion	$703.1	$704.0
(1) Book values include unamortized discounts, where applicable.
In connection with the proposed Spartech acquisition, on October 23, 2012, PolyOne obtained a commitment letter from Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and WF Investment Holdings, LLC for a new $250 million Senior Unsecured Bridge Facility (the Bridge Loan). The Bridge Loan is available to PolyOne in one draw upon consummation of the acquisition subject to a 1.25% underwriting fee and a funding fee in the amount of 0.25% due on the funding date of the Bridge Loan and on each three month anniversary thereof (if PolyOne elects to draw upon the loan). The Bridge Loan has a one year term with a roll-over option (subject to a 1.75% roll-over fee) for which the Bridge Loan could convert into a Senior Secured Roll-Over Loan with a 10 year maturity. In lieu of drawing upon the Bridge Loan, we intend to obtain permanent long-term debt financing of at least $250 million prior to or upon closing of the Spartech acquisition. We expect to use these proceeds to finance part of the acquisition, pay fees and expenses incurred in connection with this acquisition and, among other things, to repay certain existing indebtedness (and any applicable premium) of Spartech. Finally, we are currently in discussions with various banks, whereby, contingent upon the close of the pending Spartech acquisition, we would increase our revolving credit facility by $100 million to a maximum availability of $400 million, with an additional $50 million accordion feature. However, we have not entered into any definitive agreement regarding such increase and there can be no assurance that we will do so.
In 2012, we incurred $3.1 million in debt financing fees related to the Bridge Loan, of which $1.3 million was expensed, and the remaining balance resides in Other current assets on the Consolidated Balance Sheets at December 31, 2012. The remaining balance is being amortized over the expected remaining life of the commitment.
On December 21, 2011, the Company entered into a senior secured term loan facility having an aggregate principal amount of $300.0 million. We used the net proceeds from the term loan to partially fund the acquisition of ColorMatrix. The term loan is recorded at par value less a discount, which is amortized over the life of the debt. The unamortized discount was $2.5 million and $3.0 million as of December 31, 2012 and 2011, respectively.
The interest rate per annum under the term loan is, at PolyOne’s option, either LIBOR (subject to a 1.25% floor) or a Prime rate, plus an applicable margin percentage. The applicable margin is variable based upon our leverage ratio being greater than 2.25x. The current LIBOR and Prime rate margin is 3.75% and 2.75%, respectively, per

33 POLYONE  CORPORATION

annum. The effective interest rate, including deferred financing costs, on the term loan was 5.7% during the years ended December 31, 2012 and 2011.
The obligations of PolyOne under the term loan are secured by a first lien on certain existing and future property and assets of PolyOne and certain of its U.S. subsidiaries, a 100% pledge of the voting capital stock of PolyOne’s U.S. subsidiaries, a 65% pledge of the voting capital stock of PolyOne’s direct foreign subsidiaries (subject to certain exceptions) and a second lien on U.S. accounts receivable and inventory. The term loan agreement contains customary covenants including various financial covenants. The financial covenants include an interest coverage ratio, a maximum leverage ratio, and maximum amount of capital expenditures. We were in compliance with all financial covenants as of December 31, 2012.
The term loan includes annual principal payments of $3.0 million, and the remaining balance matures on December 20, 2017. In addition, subject to certain thresholds and exceptions, PolyOne will be required to prepay the loans outstanding under the term loan with (i) net cash proceeds from non-ordinary course sales of property and assets of PolyOne or any of its subsidiaries, (ii) net cash proceeds from the issuance or incurrence of additional debt of PolyOne or any of its subsidiaries and (iii) a portion of the amount of its excess cash flow (as defined in the term loan agreement) in any fiscal year.
On December 21, 2011, we retired our accounts receivable facility that was set to mature in June 2012 and replaced it with a five-year senior secured revolving credit facility, which includes up to $300.0 million in revolving loans, subject to a borrowing base with advances against U.S. and Canadian accounts receivable and inventory. A portion of the revolving credit facility is available for letters of credit and swing line loans of up to $50.0 million. We have the option to increase the availability under the revolving credit facility to $350.0 million, subject to our meeting certain requirements and obtaining commitments for such increase.
The obligations of PolyOne and certain of its U.S. subsidiaries under the senior secured revolving credit facility are secured on a first priority basis by U.S. accounts receivable and inventory, and a second priority lien on the assets that secure the term loan facility. The obligations of PolyOne’s Canadian subsidiaries, which may be borrowers under the revolving credit facility, are secured by Canadian accounts receivable and inventory as well as the assets that secure the obligations of PolyOne and its U.S. subsidiaries. The interest rates per annum applicable to loans under the revolving credit facility will be, at PolyOne’s option, equal to either (i) a base rate or (ii) a LIBOR rate, for one-, two- or three-month interest periods, in each case plus an applicable margin percentage. The margin is variable based upon our quarterly excess availability. The current margin percentage is (i) 1.00% per annum in the case of base rate advances, and (ii) 2.00% per annum in the case of LIBOR rate advances.
The agreement governing the revolving credit facility contains customary covenants including maximum amount of capital expenditures and a financial covenant to maintain a minimum fixed charge coverage ratio of 1.1x, which only comes to effect when excess availability falls below 10% of the maximum credit. The revolving credit facility also requires the payment of an unused commitment fee per annum of 0.5% if the average daily balance is less than 50% of the maximum facility and 0.375% per annum if the average daily balance is equal to or greater than 50% of the maximum facility. As of December 31, 2012, we were in compliance with all covenants, there were no outstanding borrowings, and we had availability of $171.2 million under the revolving credit facility.
During 2011, we incurred $12.5 million in debt financing related fees. These costs are included in Other current and Other non-current assets and are being amortized over the life of their respective agreements.
In November 2011, we repurchased the aggregate principal of $22.9 million of our 8.875% senior notes due 2012 at a premium of $0.9 million.
In September 2010, we issued $360 million of senior unsecured notes at par that mature in September 2020 and bear interest at 7.375% per annum, payable semi-annually in arrears on March 15th and September 15th of each year. Deferred financing costs of $7.3 million from the issuance were initially included in Other non-current and other current assets and are being amortized over 10 years, the term of the senior unsecured notes. We used a portion of the net proceeds from the issuance of these notes to repurchase $257.1 million aggregate principal amount of our 8.875% senior notes due May 2012 at a premium of $25.7 million. The tender premium, $0.7 million of other debt extinguishment costs and the write-off of deferred note issuance costs of $1.7 million are shown within the Debt extinguishment costs line in our Consolidated Statement of Income.
In July 2010, we repaid $40 million of outstanding borrowings and terminated the related commitments under our $40 million unsecured revolving and letter of credit facility, which was scheduled to mature on March 20, 2011. Debt extinguishment costs of $1.4 million related to the early retirement of this debt are shown within the Debt extinguishment costs line in our Consolidated Statement of Income.
In February 2010, we repaid $20 million aggregate principal amount of our 6.52% medium-term notes.

34 POLYONE  CORPORATION

Aggregate maturities of debt for the next five years and thereafter are as follows:

(In millions)
2013	$3.8
2014	3.0
2015	53.0
2016	3.0
2017	285.0
Thereafter	361.6
Aggregate maturities	709.4
Less: unamortized discounts	(2.5)
Total debt	$706.9
Included in Interest expense, net for the years ended December 31, 2012, 2011 and 2010 was interest income of $0.8 million, $0.7 million and $2.9 million, respectively. Total interest paid on long-term and short-term borrowings was $45.8 million in 2012, $32.0 million in 2011 and $30.3 million in 2010.
Note 7 — LEASING ARRANGEMENTS
We lease certain manufacturing facilities, warehouse space, machinery and equipment, automobiles and railcars under operating leases. Rent expense from continuing operations was $20.2 million in 2012, $21.2 million in 2011 and $21.9 million in 2010.
Future minimum lease payments under non-cancelable operating leases with initial lease terms longer than one year as of December 31, 2012 are as follows (in millions):

(In millions)
2013	$21.5
2014	16.7
2015	11.6
2016	7.9
2017	6.3
Thereafter	12.4
Total	$76.4
Note 8 — ACCOUNTS RECEIVABLE, NET
Accounts receivable, net as of December 31 consist of the following:

(In millions)	2012	2011
Trade accounts receivable	$318.2	$314.8
Allowance for doubtful accounts	(4.3)	(4.8)
Accounts receivable, net	$313.9	$310.0
The following table details the changes in allowance for doubtful accounts:

(In millions)	2012	2011	2010
Balance at beginning of the year	$(4.8)	$(4.1)	$(5.9)
Provision for doubtful accounts	(0.2)	(2.0)	(2.5)
Accounts written off	0.4	1.0	4.1
Currency translation and other adjustments	0.3	0.3	0.2
Balance at end of year	$(4.3)	$(4.8)	$(4.1)

35 POLYONE  CORPORATION

Note 9 — INVENTORIES, NET
Components of Inventories, net are as follows:

(In millions)	December 31, 2012	December 31, 2011
At FIFO cost:
Finished products	$165.0	$151.4
Work in process	2.4	1.8
Raw materials and supplies	77.0	81.6
Inventories, net	$244.4	$234.8
Note 10 — PROPERTY, NET
Components of Property, net are as follows:

(In millions)	December 31, 2012	December 31, 2011
Land and land improvements	$34.7	$34.5
Buildings	241.4	234.1
Machinery and equipment	844.5	799.1
	1,120.6	1,067.7
Less accumulated depreciation and amortization	(734.8)	(693.1)
Property, net	$385.8	$374.6
Depreciation expense from continuing operations was $52.6 million in 2012, $49.4 million in 2011 and $47.0 million in 2010.
Note 11 — OTHER BALANCE SHEET LIABILITIES
Other liabilities at December 31, 2012 and 2011 consist of the following:

	Accrued expenses and other liabilities		Other non-current liabilities
	December 31,		December 31,
(In millions)	2012	2011	2012	2011
Employment costs	$81.5	$79.4	$22.7	$21.7
Environmental	10.8	12.0	64.6	64.2
Taxes	17.2	18.7	31.8	21.3
Pension and other post-employment benefits	5.9	7.3	—	—
Accrued interest	8.0	8.3	—	—
Other	18.5	15.5	14.8	13.5
Total	$141.9	$141.2	$133.9	$120.7
Note 12 — EMPLOYEE BENEFIT PLANS
We immediately recognize mark-to-market actuarial gains and losses, after consideration of inventory capitalization, in our operating results in the year in which the gains or losses occur. These gains and losses are generally only measured annually as of December 31 and, accordingly, are recorded during the fourth quarter of each year. In the fourth quarter of 2012, we recognized a pre-tax charge of $42.0 million related to the actuarial losses during the year. We recognized a pre-tax charge of $83.8 million and a $9.6 million pre-tax gain in the fourth quarter of 2011 and 2010, respectively.
We have several pension plans; however, as of December 31, 2012, only certain foreign plans accrue benefits. The plans generally provide benefit payments using a formula that is based upon employee compensation and length of service. All U.S. defined benefit pension plans are frozen, no longer accrue benefits and are closed to new participants.
We sponsor several unfunded defined benefit post-retirement plans that provide subsidized health care and life insurance benefits to certain retirees and a closed group of eligible employees. In 2009, we adopted changes to our U.S. post-retirement healthcare plan whereby, effective January 1, 2010, the plan, for certain eligible retirees, was discontinued, and benefits were phased out through December 31, 2012. When this plan change was recognized in 2009, prior service cost amortization was calculated to fully amortize the prior service cost by the end of 2012, consistent with the period of continued benefits. As a result, the prior service costs associated with the 2009 change

36 POLYONE  CORPORATION

is now fully amortized. Only certain employees hired prior to December 31, 1999 are eligible to participate in our subsidized post-retirement health care and life insurance plans.
The following tables present the change in benefit obligation, change in plan assets and components of funded status for defined benefit pension and post-retirement health care benefit plans. Actuarial assumptions that were used are also included.

	Pension Benefits		Health Care Benefits
(In millions)	2012	2011	2012	2011
Change in benefit obligation:
Projected benefit obligation — beginning of year	$543.5	$514.4	$21.9	$23.2
Service cost	1.5	1.6	—	—
Interest cost	27.2	28.3	0.8	1.0
Actuarial loss (gain)	63.4	38.4	(2.0)	0.4
Participant contributions	—	—	0.5	0.8
Benefits paid	(39.8)	(38.7)	(2.7)	(3.3)
Other	1.4	(0.5)	0.4	(0.2)
Projected benefit obligation — end of year	$597.2	$543.5	$18.9	$21.9
Projected salary increases	2.8	2.6	—	—
Accumulated benefit obligation	$594.4	$540.9	$18.9	$21.9
Change in plan assets:
Plan assets — beginning of year	$335.6	$354.6	$—	$—
Actual return on plan assets	46.9	(15.9)	—	—
Company contributions	66.8	35.6	2.0	2.5
Plan participants’ contributions	—	—	0.5	0.8
Benefits paid	(39.8)	(38.7)	(2.7)	(3.3)
Other	0.9	—	0.2	—
Plan assets — end of year	410.4	335.6	—	—
Under-funded status at end of year	$(186.8)	$(207.9)	$(18.9)	$(21.9)
Amounts included in the accompanying Consolidated Balance Sheets are as follows:

	Pension Benefits		Health Care Benefits
(In millions)	2012	2011	2012	2011
Accrued expenses and other liabilities	$4.0	$4.3	$1.9	$3.0
Other non-current liabilities	182.8	203.6	17.0	18.9
Change in accumulated other comprehensive loss before tax:

	Pension Benefits		Health Care Benefits
(In millions)	2012	2011	2012	2011
Prior year	$0.3	$0.5	$(17.4)	$(34.9)
Prior service (cost) credit recognized during year	—	(0.2)	17.4	17.4
Other adjustments	—	—	—	0.1
Current year	$0.3	$0.3	$—	$(17.4)
As of December 31, 2012 and 2011, we had plans with total projected and accumulated benefit obligations in excess of the related plan assets as follows:

	Pension Benefits		Health Care Benefits
(In millions)	2012	2011	2012	2011
Projected benefit obligation	$596.4	$542.8	$18.9	$21.9
Accumulated benefit obligation	593.6	540.3	18.9	21.9
Fair value of plan assets	409.6	334.9	—	—

37 POLYONE  CORPORATION

Weighted-average assumptions used to determine benefit obligations at December 31:

	Pension Benefits		Health Care Benefits
	2012	2011	2012	2011
Discount rate	4.12%	5.11%	3.71%	4.51%
Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year	N/A	N/A	7.39%	8.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	N/A	N/A	4.63%	5.00%
Year that the rate reaches the ultimate trend rate	N/A	N/A	2025	2019
Assumed health care cost trend rates have an effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following impact:

(In millions)	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost	$0.1	$(0.1)
Effect on post-retirement benefit obligation	1.3	(1.1)
The following table summarizes the components of net period benefit cost or gain that was recognized during each of the years in the three-year period ended December 31, 2012. Actuarial assumptions that were used are also included.

	Pension Benefits			Health Care Benefits
(In millions)	2012	2011	2010	2012	2011	2010
Components of net periodic benefit costs (gains):
Service cost	$1.5	$1.6	$1.6	$—	$—	$—
Interest cost	27.2	28.3	29.7	0.8	1.0	1.2
Expected return on plan assets	(27.6)	(29.2)	(26.2)	—	—	—
Amortization of prior service cost	—	0.2	0.8	(17.4)	(17.4)	(17.4)
Mark-to-market actuarial net losses (gains)	44.0	83.4	10.6	(2.0)	0.4	(1.0)
Other	—	—	—	—	—	0.2
Net periodic benefit cost (gain)	$45.1	$84.3	$16.5	$(18.6)	$(16.0)	$(17.0)
Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31:

	Pension Benefits			Health Care Benefits
	2012	2011	2010	2012	2011	2010
Discount rate	5.11%	5.71%	6.17%	4.66%	5.07%	5.61%
Expected long-term return on plan assets	8.43%	8.50%	8.50%	—	—	—
Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year	N/A	N/A	N/A	8.35%	8.50%	9.25%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	N/A	N/A	N/A	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	N/A	N/A	N/A	2019	2018	2016
The expected long-term rate of return on pension assets was determined after considering the historical experience of long-term asset returns by asset category, the expected investment portfolio mix and estimated future long-term investment returns.
Our pension asset investment strategy is to diversify the asset portfolio among and within asset categories to enhance the portfolio’s risk-adjusted return. Our portfolio asset mix considers the duration of plan liabilities, historical and expected returns of the asset investments, and the funded status of the plan. The pension asset allocation is reviewed and actively managed based on the funded status of the plan and current yield environment. As the funded status of the plan increases, the asset allocation is adjusted to decrease the level of risk and match the duration of plan liabilities with the duration of the invested assets. Based on the current funded status of the plan, our pension asset investment allocation guidelines are to invest 50% to 75% in equity securities, 15% to 35% in fixed income securities, and 0% to 10% in alternative investments and cash. These alternative investments may include funds of multiple asset investment strategies and funds of hedge funds.

38 POLYONE  CORPORATION

The fair values of pension plan assets at December 31, 2012 and 2011, by asset category, are as follows:

	Fair Value of Plan Assets at December 31, 2012				Fair Value of Plan Assets at December 31, 2011
(In millions)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Asset category
Cash	$3.4	$—	$—	$3.4	$4.5	$—	$—	$4.5
Common collective trusts	—	44.9	—	44.9	—	12.2	—	12.2
Large-cap equity	43.2	51.1	—	94.3	27.0	17.0	—	44.0
Mid-cap equity	42.3	—	—	42.3	36.4	—	—	36.4
Small-cap equity	39.8	—	—	39.8	34.1	—	—	34.1
International equity	80.6	—	—	80.6	61.4	54.2	—	115.6
Fixed-income funds	39.3	—	—	39.3	24.4	—	—	24.4
Multi-asset mutual fund	32.6	—	—	32.6	32.4	—	—	32.4
Floating rate income funds	33.2	—	—	33.2	32.0	—	—	32.0
Totals	$314.4	$96.0	$—	$410.4	$252.2	$83.4	$—	$335.6
Large cap equity funds invest primarily in U.S. publicly-traded equity securities of companies with a market capitalization typically in excess of $10 billion with a focus on growth or value. Mid cap equity funds invest primarily in U.S. publicly-traded equity securities of companies with a market capitalization typically greater than $2 billion but less than $10 billion with a focus on growth or value. Small cap equity funds invest primarily in U.S. publicly-traded equity securities of companies with a market capitalization typically less than $2 billion with a focus on growth or value. International equity funds invest in publicly-traded equity securities of companies domiciled in the United States, developed international countries, and emerging markets typically with a market capitalization greater than $2 billion with a focus on growth or value and are invested across the capitalization spectrum. Fixed income funds invest primarily in investment grade fixed income securities. The multi-asset mutual fund strategy is based on a diverse range of investments including, but not limited to, investment grade and high yield bonds, international and emerging market bonds, inflation-indexed bonds, equities and commodities. The floating rate income fund strategy is to invest primarily in a diversified portfolio of first and second lien high-yield senior floating rate loans and other floating rate debt securities. The common collective trust fund invests primarily in cash and other short-term investments, and is used as a temporary investment for our contributions to the pension plans until the contributions are allocated to other investments according to our investment strategy. During December 2012, we made pension contributions totaling $40.0 million, which remained in the common collective trust fund at December 31, 2012, as such contributions had not been allocated by year end.
The fair value of the common collective trust fund is based on the net asset value per share of the fund, which is based on the fair market value of the underlying fund's assets. Level 2 investments included within large cap equity are commingled trusts and are valued using a net asset value per share that is based on quoted market prices and/or other market data for the same or comparable instruments and transactions of the underlying equity investments. Level 2 investments within international equity are valued at net asset value per share of the funds based on audited financial statements of the funds where available, with adjustments to account for partnership activity and other applicable valuation adjustments. All other investments are Level 1 and are valued based on quoted market prices.
The estimated future benefit payments for our pension and health care plans are as follows:

(In millions)	Pension Benefits	Health Care Benefits	Medicare Part D Subsidy
2013	$38.5	$1.9	$0.1
2014	38.5	1.9	0.1
2015	39.4	1.8	0.1
2016	39.1	1.8	0.1
2017	39.3	1.7	0.1
2018 through 2022	198.8	7.2	0.4

39 POLYONE  CORPORATION

We currently estimate that 2013 employer contributions will be approximately $75 million to all qualified and non-qualified pension plans, which is $50 million above the minimum required contributions, and $2 million to all health care benefit plans.
We sponsor a voluntary retirement savings plan (RSP). Under the provisions of this plan, eligible employees receive defined Company contributions of 2% of their eligible earnings, plus they are also eligible for Company matching contributions based on the first 6% of their eligible earnings contributed to the plan. In addition, we may make discretionary contributions to this plan for eligible employees based on a specific percentage of each employee’s compensation. Following are our contributions to the RSP:

(In millions)	2012	2011	2010
Retirement savings match	$7.6	$7.1	$6.2
Retirement benefit contribution	3.8	3.9	3.6
Total contributions	$11.4	$11.0	$9.8
Note 13 — COMMITMENTS AND CONTINGENCIES
Environmental — We have been notified by U.S. federal and state environmental agencies and by private parties that we may be a potentially responsible party (PRP) in connection with the investigation and remediation of a number of environmental waste disposal sites. While government agencies frequently assert that PRPs are jointly and severally liable at these sites, in our experience, interim and final allocations of liability costs are generally made based on the relative contribution of waste. We believe that our potential continuing liability with respect to these sites will not have a material adverse effect on our consolidated financial position, results of operations or cash flows. In addition, we initiate corrective and preventive environmental projects of our own to ensure safe and lawful activities at our operations. We believe that compliance with current governmental regulations at all levels will not have a material adverse effect on our financial condition.
In September 2007, we were informed of rulings by the United States District Court for the Western District of Kentucky on several pending motions in the case of Westlake Vinyls, Inc. v. Goodrich Corporation, et al., which had been pending since 2003. The Court held that PolyOne must pay the remediation costs at the former Goodrich Corporation (now Westlake Vinyls, Inc.) Calvert City facility, together with certain defense costs of Goodrich Corporation. The rulings also provided that PolyOne can seek indemnification for contamination attributable to Westlake Vinyls.
The environmental obligation at the site arose as a result of an agreement by our predecessor, The Geon Company, at the time of its spin-off from Goodrich Corporation in 1993, to indemnify Goodrich Corporation for environmental costs at the site. Neither PolyOne nor The Geon Company ever owned or operated the facility. Following the Court rulings, the parties to the litigation entered into settlement negotiations and agreed to settle all claims regarding past environmental costs incurred at the site. These same Court rulings and the settlement agreement provide a mechanism to allocate future remediation costs at the Calvert City facility to Westlake Vinyls, Inc. We will adjust our environmental reserve in the future, consistent with any such future allocation of costs.
A remedial investigation and feasibility study is currently underway at Calvert City. We expect to complete this study by the end of 2013. As of December 31, 2012, we cannot reasonably estimate an adjustment or determine if an adjustment is required to our current reserves because the remediation alternatives and concurrence of regulatory authorities have not yet advanced to a stage where a reasonable estimate can be made.
Based on estimates prepared by our environmental engineers and consultants, we had accruals totaling $75.4 million and $76.2 million as of December 31, 2012 and 2011, respectively, for probable future environmental expenditures relating to previously contaminated sites. These accruals are undiscounted and included in Accrued expenses and other liabilities and Other non-current liabilities on the accompanying Consolidated Balance Sheets. The accruals represent our best estimate of the remaining probable remediation costs, based upon information and technology that is currently available and our view of the most likely remedy. Depending upon the results of future testing, completion and results of the remedial investigation and feasibility study, the ultimate remediation alternatives undertaken, changes in regulations, new information, newly discovered conditions and other factors, it is reasonably possible that we could incur additional costs in excess of the amount accrued at December 31, 2012. However, such additional costs, if any, cannot be currently estimated. Our estimate of this liability may be revised as new regulations or technologies are developed or additional information is obtained. These remediation costs are expected to be paid over the next 30 years.

40 POLYONE  CORPORATION

The following table details the changes in the environmental accrued liabilities:

(In millions)	2012	2011	2010
Balance at beginning of the year	$76.2	$87.4	$81.7
Environmental remediation expenses	12.8	9.7	20.5
Cash payments	(13.7)	(20.8)	(15.1)
Currency translation and other adjustments	0.1	(0.1)	0.3
Balance at end of year	$75.4	$76.2	$87.4
Included in Cost of sales in the accompanying Consolidated Statements of Income are reimbursements of previously incurred environmental costs of less than $0.1 million, $3.3 million and $16.7 million in 2012, 2011, and 2010, respectively.
Litigation related to the pending Spartech acquisition — Five purported class action lawsuits have been filed by alleged Spartech stockholders. Two purported class actions have been filed in the Circuit Court of St. Louis County, Missouri against Spartech, its directors, PolyOne, Merger Sub, and Merger LLC concerning the proposed acquisition of Spartech by PolyOne through its wholly-owned subsidiaries Merger Sub and Merger LLC, which are referred to collectively as the Missouri Stockholder Actions. The Missouri Stockholder Actions have been consolidated and allege, among other things, that the directors of Spartech have breached their fiduciary duties owed to stockholders by approving the proposed acquisition of Spartech by PolyOne. The Missouri Stockholder Actions further allege that PolyOne, Merger Sub, and Merger LLC have aided and abetted the directors of Spartech in breaching their fiduciary duties. Among other things, the Missouri Stockholder Actions seek to enjoin the acquisition. PolyOne, Spartech and their directors believe that these lawsuits and the underlying claims are without merit and intend to vigorously defend them. At this point, the Company cannot reasonably estimate a possible range of loss, if any.
Two purported class action lawsuits have also been filed in Delaware Chancery Court, which are referred to as the Delaware Stockholder Actions. One of the Delaware Stockholder Actions, Gross v. Spartech et. al., has been filed against Spartech, its directors, PolyOne, Merger Sub and Merger LLC. The other Delaware Stockholder Action, Pill v. Spartech et. al., has been filed against Spartech and its directors. The Delaware Stockholder Actions allege, among other things, that the directors of Spartech have breached their fiduciary duties owed to stockholders by approving the proposed acquisition of Spartech by PolyOne. Gross v. Spartech et. al. also alleges that PolyOne, Merger Sub, and Merger LLC have aided and abetted the directors of Spartech in breaching their fiduciary duties. Among other things, the Delaware Stockholder Actions seek to enjoin the acquisition. PolyOne, Spartech and their directors believe these lawsuits and the underlying claims are without merit and intend to vigorously defend them. At this point, the Company cannot reasonably estimate a possible range of loss, if any.
One purported class action lawsuit has been filed in the Federal District Court for the Eastern District of Missouri, which is referred to as the Missouri Federal Action. Styled Faulkner v. Holt et al., filed against Spartech, the Spartech Directors individually, PolyOne Corporation, Merger Sub and Merger LLC. This suit alleges violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, breach of fiduciary duties by the Spartech Directors, and aiding and abetting claims against PolyOne Corporation, Merger Sub and Merger LLC.  This lawsuit seeks, inter alia  to enjoin the acquisition, a declaration that the Registration Statement on Form S-4 filed by PolyOne does not comply with Section 14(a) of the Exchange Act and Rule 14a-9 thereunder, and an accounting for profits from the individuals allegedly profiting from any fiduciary duty breach. PolyOne, Spartech and their directors believe that these lawsuits and the underlying claims are without merit and intend to vigorously defend them. At this point, the Company cannot reasonably estimate a possible range of loss, if any.
Other Litigation — We are involved in various pending or threatened claims, lawsuits and administrative proceedings, all arising from the ordinary course of business concerning commercial, product liability, employment and environmental matters that seek remedies or damages. We believe that the probability is remote that losses in excess of the amounts we have accrued could be materially adverse to our financial position, results of operations or cash flows.
Guarantees — On February 28, 2011, we sold our 50% equity interest in SunBelt to Olin for $132.3 million in cash and the assumption by Olin of the obligations under our guarantee of senior secured notes issued by SunBelt of $42.7 million at the time of sale, $30.5 million as of December 31, 2012. Until the guarantee is formally assigned to Olin, we remain obligated under the guarantee, although Olin has agreed to indemnify us for amounts that we may be obligated to pay under the guarantee.

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Note 14 — INCOME TAXES
Income from continuing operations before income taxes is summarized below based on the geographic location of the operation to which such earnings are attributable. Certain foreign operations are branches of PolyOne and are, therefore, subject to United States as well as foreign income tax regulations. As a result, pre-tax income by location and the components of income tax expense by taxing jurisdiction are not directly related.
Income before income taxes for the periods ended December 31, 2012, 2011 and 2010 consists of the following:

(In millions)	2012	2011	2010
Domestic	$46.2	$120.2	$46.3
Foreign	37.1	48.7	49.5
Income from continuing operations, before income taxes	$83.3	$168.9	$95.8
A summary of income tax (expense) benefit from continuing operations for the periods ended December 31, 2012, 2011 and 2010 is as follows:

(In millions)	2012	2011	2010
Current:
Federal	$(1.7)	$3.1	$(4.8)
State	(0.9)	(1.2)	(0.8)
Foreign	(14.7)	(14.1)	(11.5)
Total current	$(17.3)	$(12.2)	$(17.1)
Deferred:
Federal	$(15.8)	$(18.8)	$75.6
State	0.1	13.9	4.8
Foreign	2.9	1.6	(6.6)
Total deferred	(12.8)	(3.3)	73.8
Total tax (expense) benefit	$(30.1)	$(15.5)	$56.7
The principal items accounting for the difference in income taxes computed at the U.S. statutory rate for the periods ended December 31, 2012, 2011 and 2010 are as follows:

(In millions)	2012	2011	2010
Computed tax expense at 35% of income before income taxes	$(29.2)	$(59.1)	$(33.5)
State tax, net of federal benefit	(1.3)	(2.2)	(3.2)
Differences in rates of foreign operations	3.3	3.9	1.3
Changes in valuation allowances	(0.9)	13.0	106.4
Impact of foreign dividends	—	—	(11.5)
Tax benefits associated with O’Sullivan Engineered Films	—	29.5	—
Recognition of uncertain tax positions	0.1	(4.5)	(2.0)
Other, net	(2.1)	3.9	(0.8)
Income tax (expense) benefit	$(30.1)	$(15.5)	$56.7
In 2011, we recognized income tax expense primarily related to the sale of our SunBelt joint venture offset by a tax benefit associated with our divested investment in O'Sullivan Engineered Films, Inc. We also recognized a tax benefit related to a reduction in deferred tax valuation allowances related to various state and foreign deferred tax assets of $13.0 million.
In 2010, we recognized a $107.1 million tax benefit as a result of reversal of valuation allowances. This amount is comprised of a $32.1 million utilization of net operating loss carryforwards and a $75.0 million reversal associated with our determination that it is more likely than not that the deferred tax assets will be realized.

42 POLYONE  CORPORATION

Components of our deferred tax liabilities and assets as of December 31, 2012 and 2011 were as follows:

(In millions)	2012	2011
Deferred tax liabilities:
Tax over book depreciation	$36.6	$39.3
Intangibles	97.8	97.5
Other, net	8.4	10.2
Total deferred tax liabilities	$142.8	$147.0
Deferred tax assets:
Post-retirement benefits other than pensions	$6.3	$7.3
Employment cost and pension	71.6	72.8
Environmental	25.5	25.9
Net operating loss carryforwards	20.0	25.3
State taxes	20.3	21.1
Other, net	9.6	13.6
Total deferred tax assets	$153.3	$166.0
Tax valuation allowance	(18.9)	(18.4)
Net deferred tax (liabilities) assets	$(8.4)	$0.6
As of December 31, 2012, we have combined state net operating loss carryforwards of $313.9 million that expire at various dates from 2013 through 2032. Various foreign subsidiaries have net operating loss carryforwards totaling $72.0 million that expire at various dates from 2013 through 2022. We have provided valuation allowances of $15.2 million against certain foreign and state loss carryforwards.
No provision has been made for income taxes on undistributed earnings of consolidated non-U.S. subsidiaries of $228 million at December 31, 2012 since it is our intention to indefinitely reinvest undistributed earnings of our foreign subsidiaries. It is not practicable to estimate the additional income taxes and applicable foreign withholding taxes that would be payable on the remittance of such undistributed earnings.
We made worldwide income tax payments of $30.8 million and received refunds of $13.0 million in 2012. We made worldwide income tax payments of $32.6 million and $9.5 million in 2011 and 2010, respectively, and received refunds of $1.0 million and $7.7 million in 2011 and 2010, respectively.
The Company records provisions for uncertain tax provisions in accordance with ASC Topic 740, which clarified the accounting for income taxes by prescribing the minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. As of December 31, 2012, we have a $14.5 million liability for uncertain tax positions. We recognize interest and penalties related to uncertain tax positions in the provision for income taxes. As of December 31, 2012, 2011 and 2010 we had accrued $2.3 million, $1.5 million, and $0.9 million of interest and penalties, respectively.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Unrecognized Tax Benefits
(In millions)	2012	2011	2010
Balance as of January 1	$15.1	$9.9	$8.1
Additions based on tax positions related to the current year	0.2	4.5	1.6
Additions for tax positions of prior years	—	1.3	1.0
Reductions for tax positions of prior years	(0.4)	(0.6)	—
Settlements and other	(0.4)	—	(0.8)
Balance as of December 31	$14.5	$15.1	$9.9
We are no longer subject to U.S. income tax examinations for periods preceding 2007 and, with limited exceptions, for periods preceding 2004 for both foreign and state and local tax examinations.
Note 15 — SHARE-BASED COMPENSATION
Share-based compensation cost is based on the value of the portion of share-based payment awards that are ultimately expected to vest during the period. Share-based compensation cost recognized in the accompanying Consolidated Statements of Income for the years ended December 31, 2012, 2011 and 2010 includes compensation cost for share-based payment awards based on the grant date fair value estimated in accordance with the provision of FASB ASC Topic 718, Compensation — Stock Compensation. Because share-based compensation expense recognized in the accompanying Consolidated Statements of Income for the years ended December 31, 2012, 2011 and 2010 is based on awards ultimately expected to vest, it has been reduced for

43 POLYONE  CORPORATION

estimated forfeitures. We estimate forfeitures at the time of grant and revise that estimate, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
Equity and Performance Incentive Plans
On May 12, 2010, our shareholders approved the PolyOne Corporation 2010 Equity and Performance Incentive Plan (2010 EPIP). The 2010 EPIP provides for the award of a variety of share-based compensation alternatives, including non-qualified stock options, incentive stock options, restricted stock, restricted stock units (RSUs), performance shares, performance units and stock appreciation rights (SARs). On May 9, 2012 our shareholders approved an amendment to this plan whereby, among other provisions, a total of 5.0 million common shares (a 2.0 million increase from the amount authorized in May of 2010) are reserved for grant under the 2010 EPIP. It is anticipated that all share-based grants and awards that are earned and exercised will be issued from PolyOne common shares that are held in treasury.
Share-based compensation is included in Selling and administrative expense in the accompanying Consolidated Statements of Income. A summary of compensation expense by type of award follows:

(In millions)	2012	2011	2010
Stock appreciation rights	$5.1	$2.3	$1.9
Restricted stock units	5.3	3.1	2.5
Total share-based compensation	$10.4	$5.4	$4.4
Stock Appreciation Rights
During the years ended December 31, 2012, 2011 and 2010, the total number of SARs granted were 783,100, 539,300 and 793,200, respectively. Awards granted in 2012 vest in one-third increments annually over a three year service period and upon the achievement of certain stock price targets. Awards granted in 2011 and 2010 vest in one-third increments annually over a 3-year service period. Outstanding SARs have contractual terms ranging from seven to ten years from the date of the grant.
The SARs granted during 2012 were valued using a Monte Carlo simulation method as the vesting is dependent on the achievement of certain stock price targets.These SARs have time and market-based vesting conditions but vest no earlier than their three year graded vesting schedule. As of December 31, 2012, all market conditions were met. Exercises are assumed to occur between vesting and maturity and the resulting expected term is an output from the Monte Carlo simulation valuation model. The expected volatility was determined based on the average weekly volatility for our common shares for the contractual life of the awards. The expected dividend assumption was determined based upon PolyOne's actual dividend yield at the time of grant. The risk-free rate of return was based on available yields on U.S. Treasury bills of the same duration as the contractual life of the awards. Forfeitures were estimated at 3% per year based on our historical experience.
The SARs granted during 2011 and 2010 were valued using the Black-Scholes method as the awards only have time-based vesting requirements. The expected term of SARs granted was determined based on the “simplified method” described in Staff Accounting Bulletin (SAB) Topic 14.D.2, which is permitted if historical exercise experience is not sufficient. The expected volatility was determined based on the average weekly volatility for our common shares for the expected term of the awards. Expected dividend is determined based upon the declared dividend yield at the time the SAR is granted. The risk-free rate of return was based on available yields on U.S. Treasury bills of the same duration as the expected option term. Forfeitures were estimated at 3% per year based on our historical experience.
The following is a summary of the weighted average assumptions related to the grants issued during 2012, 2011 and 2010:

	2012	2011	2010
Expected volatility (weighted-average)	53.0%	56.0%	58.0%
Expected dividends	1.37%	—%	—%
Expected term (in years)	8.0	6.0	4.5
Risk-free rate	2.05%	2.86%	2.26%
Value of SARs granted	$6.92	$8.12	$3.90

44 POLYONE  CORPORATION

A summary of SAR activity for 2012 is presented below:

Stock Appreciation Rights (Shares in thousands, dollars in millions, except per share data)	Shares	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of January 1, 2012	3,734	$7.15	4.24	$18.1
Granted	783	14.55
Exercised	(2,353)	5.79
Forfeited or expired	(67)	11.21
Outstanding as of December 31, 2012	2,097	$11.31	6.58	$19.2

Vested and exercisable as of December 31, 2012	743	$7.50	4.08	$9.8
The total intrinsic value of SARs exercised during 2012 was $25.5 million. The total intrinsic value of SARs exercised during 2011 was $8.0 million and during 2010 was $8.9 million. As of December 31, 2012, there was $4.0 million of total unrecognized compensation cost related to SARs, which is expected to be recognized over the weighted average remaining vesting period of 18 months.
Restricted Stock Units
Restricted Stock Units (RSUs) represent contingent rights to receive one common share at a future date provided certain vesting criteria are met.
During the years ended December 31, 2012, 2011 and 2010, the total number of RSUs granted were 591,300, 336,300 and 510,700, respectively. These RSUs, which vest over a 3-year service period, were granted to executives and other key employees. Compensation expense is measured on the grant date using the quoted market price of our common shares and is recognized on a straight-line basis over the requisite service period.
As of December 31, 2012, 1.3 million RSUs remain unvested with a weighted-average grant date fair value of $12.29. Unrecognized compensation cost for RSUs at December 31, 2012 was $7.1 million, which is expected to be recognized over the weighted average remaining vesting period of 15 months.
Stock Options
Our incentive stock plans previously provided for the award or grant of options to purchase our common shares. Options were granted in 2004 and prior years. During 2012, 0.3 million options were exercised and less than 0.1 million remain outstanding as of December 31, 2012. The total intrinsic value of stock options that were exercised during 2012, 2011 and 2010 was $1.5 million, $1.1 million and $1.8 million, respectively. Cash received during 2012, 2011 and 2010 for the exercise of stock options was $2.7 million, $1.7 million and $7.4 million, respectively.
Note 16 — SEGMENT INFORMATION
A segment is a component of an enterprise whose operating results are regularly reviewed by the enterprise’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.
Operating income is the primary measure that is reported to the chief operating decision maker for purposes of allocating resources to the segments and assessing their performance. Operating income at the segment level does not include: corporate general and administrative expenses that are not allocated to segments; intersegment sales and profit eliminations; charges related to specific strategic initiatives such as the consolidation of operations; restructuring activities, including employee separation costs resulting from personnel reduction programs, plant closure and phase-out costs; executive separation agreements; share-based compensation costs; asset impairments; environmental remediation costs and other liabilities for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; actuarial gains and losses associated with our pension and other post-retirement benefit plans; discontinued operations; and certain other items that are not included in the measure of segment profit or loss that is reported to and reviewed by the chief operating decision maker. These costs are included in Corporate and eliminations.
Segment assets are primarily customer receivables, inventories, net property, plant and equipment, and goodwill. Intersegment sales are generally accounted for at prices that approximate those for similar transactions with unaffiliated customers. Corporate and eliminations includes cash, retained assets and liabilities of discontinued operations, and other unallocated corporate assets and liabilities. The accounting policies of each segment are consistent with those described in Note 1, Description of Business and Summary of Significant Accounting Policies.

45 POLYONE  CORPORATION

As a result of the announced sale of our Resin Business on March 25, 2013, this business has been removed from the Performance Products and Solutions segment and classified its assets and liabilities as held-for-sale and classified its operating results, net of income taxes, as discontinued operations for all periods presented. Additionally, our Specialty Coatings business, which was previously included in the Performance Products and Solutions segment, is now included within the Global Color, Additives and Inks segment.
The following is a description of each of our four reportable segments and SunBelt, a previously reportable segment that was sold on February 28, 2011.
Global Specialty Engineered Materials
Global Specialty Engineered Materials is a leading provider of custom plastic formulations, compounding services and solutions for processors of thermoplastic materials across a wide variety of markets and end-use applications. Our product portfolio, which we believe to be one of the most diverse in our industry, includes standard and custom formulated high-performance polymer compounds that are manufactured using thermoplastic compounds and elastomers, which are then combined with advanced polymer additive, reinforcement, filler, colorant and/or biomaterial technologies. Our compounding expertise enables us to expand the performance range and structural properties of traditional engineering-grade thermoplastic resins. Global Specialty Engineered Materials has plants, sales and service facilities located throughout North America, Europe, Asia and South America. Our product development and application reach is further enhanced by the capabilities of our Engineered Materials Solutions Centers in the United States, Germany, and China, which produce and evaluate prototype and sample parts to help assess end-use performance and guide product development. Our manufacturing capabilities are targeted at meeting our customers’ demand for speed, flexibility and critical quality.
On December 19, 2012, the Company acquired Glasforms, a leading manufacturer of glass and carbon fiber reinforced polymers and advanced composite products. Glasforms results are included within the Global Specialty Engineered Materials segment from the date of the acquisition.
Global Color, Additives and Inks
Global Color, Additives and Inks is a leading provider of specialized custom color and additive concentrates in solid and liquid form for thermoplastics, dispersions for thermosets, as well as specialty inks, plastisols and vinyl slush molding solutions. Color and additive solutions include an innovative array of colors, special effects and performance-enhancing and eco-friendly solutions. When combined with a base resin, our solutions help customers achieve differentiated specialized colors and effects targeted at the demands of today’s highly design-oriented consumer and industrial end markets. Our additive concentrates encompass a wide variety of performance and process enhancing characteristics and are commonly categorized by the function that they perform, such as UV stabilization, anti-static, chemical blowing, antioxidant and lubricant, and processing enhancement. Our colorant and additives concentrates are used in a broad range of plastics, including those used in medical and pharmaceutical devices, food packaging, personal care and cosmetics, transportation, building products, and wire and cable markets. We also provide custom-formulated liquid systems that meet a variety of customer needs and chemistries, including vinyl, natural rubber and latex, polyurethane and silicone. Products include proprietary inks and latexes for diversified markets including recreational and athletic apparel, construction and filtration, outdoor furniture and healthcare. Our liquid polymer coatings and additives are largely based on vinyl and are used in a variety of markets including building and construction, consumer, healthcare, industrial, packaging, textiles, appliances, transportation, and wire and cable. Global Color, Additives and Inks has plants, sales and service facilities located throughout North America, Europe, Asia and South America.
On December 21, 2011, the Company completed the acquisition of all of the outstanding equity interests of ColorMatrix for $486.1 million, net of cash acquired. ColorMatrix is highly specialized developer and manufacturer of performance enhancing additives, liquid colorants, and fluoropolymer and silicone colorants. On October 1, 2010, we acquired Polimaster, further extending our global capabilities to South America. Finally, prior to the disposition on November 30, 2010, we had a 50% interest in BayOne, a joint venture between PolyOne and Bayer Corporation, which sells liquid polyurethane systems into many of the same markets. The equity earnings from BayOne are included in Global Color, Additives and Inks’ results.
Performance Products and Solutions
Performance Products and Solutions includes our industry leading Geon Performance Materials business unit. This business offers an array of products and services for vinyl molding and extrusion processors in North America and Asia, although the Geon name carries strong brand recognition globally. Geon Performance Materials' products are sold to manufacturers of plastic parts and consumer-oriented products. We also offer a wide range of services including materials testing and component analysis, custom compound development, colorant and additive

46 POLYONE  CORPORATION

services, design assistance, structural analysis, process simulations and extruder screw design. Vinyl is utilized across a broad range of applications in building and construction, wire and cable, consumer and recreation, transportation, packaging and healthcare. This segment also includes our Producer Services business unit, which offers contract manufacturing services to resin producers and polymer marketers. As a strategic and integrated supply chain partner, Producer Services offers resin producers a way to develop custom products for niche markets by using our process technology expertise and multiple manufacturing platforms.
PolyOne Distribution
Our PolyOne Distribution business distributes more than 3,500 grades of engineering and commodity grade resins, including PolyOne-produced compounds, to the North American, South America and Asia markets. These products are sold to over 6,000 custom injection molders and extruders who, in turn, convert them into plastic parts that are sold to end-users in a wide range of industries. Representing over 20 major suppliers, we offer our customers a broad product portfolio, just-in-time delivery from multiple stocking locations and local technical support.
Financial information by reportable segment is as follows:

Year Ended December 31, 2012 (In millions)	Sales to External Customers	Intersegment Sales	Total Sales	Operating Income	Depreciation and Amortization (1)	Capital Expenditures (1a)	Total Assets
Global Specialty Engineered Materials	$504.9	$38.7	$543.6	$47.0	$14.3	$12.9	$396.6
Global Color, Additives and Inks	776.1	2.1	778.2	75.3	32.9	28.2	901.7
Performance Products and Solutions	554.9	75.4	630.3	38.8	13.7	4.6	205.4
PolyOne Distribution	1,024.9	5.4	1,030.3	66.0	0.7	0.6	212.9
Corporate and eliminations	—	(121.6)	(121.6)	(89.6)	4.2	8.5	411.4
Total	$2,860.8	$—	$2,860.8	$137.5	$65.8	$54.8	$2,128.0
(1) Excludes $4.0 million of depreciation expense associated with the Resin Business.
(1a) Excludes $2.6 million of capital expenditures associated with the Resin Business.

Year Ended December 31, 2011 (In millions)	Sales to External Customers	Intersegment Sales	Total Sales	Operating Income	Depreciation and Amortization (2)	Capital Expenditures (2a)	Total Assets
Global Specialty Engineered Materials	$540.2	$34.9	$575.1	$45.9	$14.8	$9.2	$349.7
Global Color, Additives and Inks	615.0	2.7	617.7	50.2	19.6	14.9	927.1
Performance Products and Solutions	562.1	77.0	639.1	27.7	15.0	12.7	222.5
PolyOne Distribution	992.1	4.4	996.5	56.0	0.7	0.2	183.5
Corporate and eliminations	—	(119.0)	(119.0)	23.2	3.1	13.4	395.3
Total	$2,709.4	$—	$2,709.4	$203.0	$53.2	$50.4	$2,078.1
(2) Excludes $4.3 million of depreciation expense associated with the Resin Business.
(2a) Excludes $3.7 million of capital expenditures associated with the Resin Business.

Year Ended December 31, 2010 (In millions)	Sales to External Customers	Intersegment Sales	Total Sales	Operating Income	Depreciation and Amortization (3)	Capital Expenditures (3a)	Total Assets
Global Specialty Engineered Materials	$485.2	$32.2	$517.4	$49.7	$13.6	$7.4	$346.3
Global Color, Additives and Inks	588.5	3.3	591.8	42.5	16.7	17.2	355.6
Performance Products and Solutions	524.0	72.5	596.5	32.8	14.5	6.5	224.1
PolyOne Distribution	908.5	3.4	911.9	42.0	1.2	0.3	159.8
Corporate and eliminations	—	(111.4)	(111.4)	(7.8)	4.7	5.9	586.1
Total	$2,506.2	$—	$2,506.2	$159.2	$50.7	$37.3	$1,671.9
(3) Excludes $4.5 million of depreciation expense associated with the Resin Business.
(3a) Excludes $2.2 million of capital expenditures associated with the Resin Business.

47 POLYONE  CORPORATION

Earnings of equity affiliates are included in the related segment’s operating income and the investment in equity affiliates is included in the related segment’s assets. Gains and losses related to divestiture of equity investments are reflected in Corporate and eliminations. Amounts related to equity affiliates are as follows:

(In millions)	2012	2011	2010
Global Color, Additives and Inks	$—	$—	$2.6
Corporate and eliminations	23.4	152.0	39.4
Total	$23.4	$152.0	$42.0
Our sales are primarily to customers in the United States, Europe, Canada, Mexico, South America and Asia, and the majority of our assets are located in these same geographic areas. Following is a summary of sales and long-lived assets based on the geographic areas where the sales originated and where the assets are located:

(In millions)	2012	2011	2010
Net sales:
United States	$1,724.1	$1,628.3	$1,572.0
Europe	488.1	491.3	454.5
Canada	248.1	248.7	214.6
Asia	221.2	196.3	190.8
Mexico	103.2	91.3	59.1
South America	37.5	42.2	1.6
Other	38.6	11.3	13.6
Long-lived assets:
United States	$240.9	$235.2	$214.4
Europe	82.2	86.9	88.3
Canada	5.7	5.9	5.5
Asia	45.1	39.3	38.5
South America	8.4	4.6	1.6
Other	3.5	2.7	2.7
Note 17 — COMMON SHARE DATA
Weighted-average shares used in computing net income per share is as follows:

(In millions)	2012	2011	2010
Weighted-average shares — basic:	89.1	92.2	93.1
Plus dilutive impact of stock options and share-based awards	0.7	2.1	2.9
Weighted-average shares — diluted:	89.8	94.3	96.0
Basic net income per common share is computed as net income available to common shareholders divided by the weighted average basic shares outstanding. Diluted net income per common share is computed as net income available to common shareholders divided by the weighted average diluted shares outstanding.
Outstanding share-based awards and options with exercise prices greater than the average price of the common shares are anti-dilutive and are not included in the computation of diluted net income per share. The number of anti-dilutive options and awards was 1.2 million, 0.5 million and 1.0 million at December 31, 2012, 2011 and 2010, respectively.
In August 2008, our Board of Directors approved a stock repurchase program authorizing us, to repurchase up to 10.0 million of our common shares, in the open market or in privately negotiated transactions. On October 11, 2011, PolyOne’s Board of Directors increased the common share repurchase authorization amount by 5.25 million and on October 23, 2012 increased the authorization an additional 13.2 million. As of December 31, 2012, the total common shares available for repurchase is 20.0 million. PolyOne may make all or part of any repurchases pursuant to accelerated share repurchases or Rule 10b5-1 plans.
We purchased 1.2 million and 6.0 million shares in 2012 and 2011, respectively, at an aggregate price of $15.9 million and $73.6 million, respectively, under these authorizations.
Note 18 — DERIVATIVE INSTRUMENTS
When translating results from foreign operations into U.S. dollars, we are subject to foreign exchange related risks in our operating results. We are also exposed to foreign exchange risk arising from intercompany lending transactions denominated in various foreign currencies that are subject to foreign exchange rate movement over

48 POLYONE  CORPORATION

the term of the loans. To mitigate these risks we enter into foreign exchange option and forward contracts. The counterparties to these instruments are financial institutions with strong credit ratings. PolyOne maintains control over the size of positions entered into with any one counterparty and regularly monitors the credit ratings of these institutions.
Derivative financial instruments are accounted for at fair value and recognized as assets or liabilities in the Consolidated Balance Sheets. These instruments are not designated as a hedge, and therefore, any gain or loss is immediately recognized in income.
The fair value of derivative financial instruments recorded in the Consolidated Balance Sheets are as follows:

	December 31, 2012
(In millions)	Notional	Other current assets
Foreign currency options	$31.2	$0.6
Foreign currency forwards	13.8	—
Total		$0.6

	December 31, 2011
(In millions)	Notional	Other current assets
Foreign currency forwards	$18.1	$0.1
The effects of derivative instruments on our Consolidated Statements of Income are as follows:

(In millions)	2012	2011	2010	Location
Foreign currency options - (losses)	$(1.4)	$—	—	Selling and administrative expense
Foreign currency forwards - (losses) / gains	(0.4)	(1.8)	3.8	Other (expense) income, net
Note 19 — FAIR VALUE
Fair value is measured based on an exit price, representing the amount that would be received to sell an asset or paid to satisfy a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a fair value hierarchy is established, which categorizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
Financial instruments accounted for at fair value on a recurring basis as of December 31, 2012 and 2011 are as follows:

	December 31, 2012
(In millions)	Total	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Unobservable inputs (Level 3)
Cash and cash equivalents	$210.0	$210.0	$—	$—
Foreign currency forwards	—	—	—	—
Foreign currency options	0.6	—	0.6	—

	December 31, 2011
(In millions)	Total	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Unobservable inputs (Level 3)
Cash and cash equivalents	$191.9	$191.9	$—	$—
Foreign currency forwards	0.1	—	0.1	—
The fair value of derivative instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual

49 POLYONE  CORPORATION

terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and spot and forward foreign currency rates as well as option volatility and non-performance risk.
Other Fair Value Measurements
The estimated fair value of PolyOne’s debt instruments at December 31, 2012 and 2011 was $741.0 million and $723.7 million, respectively, compared to carrying values of $706.9 million and $707.0 million as of December 31, 2012 and 2011, respectively. The fair value of PolyOne’s debt instruments was estimated using prevailing market interest rates on debt with similar creditworthiness, terms and maturities and represent Level 2 measurements within the fair value hierarchy.
In accordance with the provisions of FASB ASC Topic 350, Intangibles — Goodwill and Other, we assess the fair value of goodwill on an annual basis. The implied fair value of goodwill is determined based on significant unobservable inputs, as summarized below. Accordingly, these inputs fall within Level 3 of the fair value hierarchy. No impairment charges were included in 2012, 2011 or 2010. We use an income approach to estimate the fair value of our reporting units. The income approach uses a reporting unit’s projection of estimated operating results and cash flows that is discounted using a weighted-average cost of capital that is determined based on current market conditions. The projection uses management’s best estimates of economic and market conditions over the projected period including growth rates in sales, costs and number of units, estimates of future expected changes in operating margins and cash expenditures. Other significant estimates and assumptions include terminal value growth rates, terminal value margin rates, future capital expenditures and changes in future working capital requirements. We validate our estimates of fair value under the income approach by comparing the values to fair value estimates using a market approach. The market approach is used to estimate fair value by applying sales and earnings multiples (derived from comparable publicly-traded companies with similar investment characteristics of the reporting unit) to the reporting unit’s operating performance. Finally, we consider the implied control premium and conclude whether the implied control premium is reasonable based on other recent market transactions.
Indefinite-lived intangible assets consist of a trade name acquired as part of the January 2008 acquisition of GLS, trade names acquired as part of the December 2011 acquisition of ColorMatrix, and in-process research and development acquired as part of the ColorMatrix acquisition. Indefinite-lived intangible assets are tested for impairment annually at the same time we test goodwill for impairment. The implied fair value of indefinite-lived intangible assets is determined based on significant unobservable inputs, as summarized below. Accordingly, these inputs fall within Level 3 of the fair value hierarchy. No impairment charges were included in 2012, 2011 or 2010.
The fair value of the trade names is calculated using a “relief from royalty” methodology. This approach involves two steps (1) estimating reasonable royalty rates for the trade name and (2) applying this royalty rate to a net sales stream and discounting the resulting cash flows to determine fair value. This fair value is then compared with the carrying value of the trade name. The fair value of in-process research and development was calculated using using the income approach.
Note 20 — FINANCIAL INFORMATION OF PREVIOUSLY OWNED EQUITY AFFILIATES
On February 28, 2011, we sold our 50% equity interest in SunBelt to Olin for $132.3 million in cash, the assumption by Olin of the obligations under our guarantee of senior secured notes issued by SunBelt of $42.7 million at the time of sale, $30.5 million as of December 31, 2012, and potential annual earn-out payments for the three fiscal years ending December 31, 2011, 2012 and 2013, if SunBelt meets certain performance targets.
We recognized a pre-tax gain of $128.2 million, net of associated transaction costs, within Income related to previously owned equity affiliates for the sale of our equity interest in SunBelt for the year ended December 31, 2011. Additionally, we recognized a $23.0 million and $18.1 million pre-tax gain associated with the first two years of the three year earn-out related to the sale of our 50% equity interest in SunBelt in 2012 and 2011, respectively.
Summarized historical financial information for SunBelt through the date of disposition is as follows:

(In millions)	Two Months Ended February 28, 2011	2010
Net sales	$30.5	$157.3
Operating income	12.7	53.9
Partnership income as reported by SunBelt	11.5	46.2
PolyOne's ownership of SunBelt	50%	50%
Earnings of equity affiliate recorded by PolyOne	$5.7	$23.1

50 POLYONE  CORPORATION

On November 30, 2010, we sold our interest in BayOne for cash proceeds of $19.3 million and recorded a pre-tax gain of $16.3 million in the fourth quarter of 2010. Through its disposition on November 30, 2010, we owned 50% of BayOne Urethane Systems, L.L.C. (BayOne), which was included in Global Color, Additives and Inks.
Note 21 — SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	2012 Quarters				2011 Quarters
(In millions, except per share data)	Fourth (2)	Third (3)	Second (4)	First (5)	Fourth (6)	Third (7)	Second (8)	First (9)
Sales	$651.0	$707.7	$756.6	$745.5	$609.2	$694.0	$723.4	$682.8
Gross margin	119.7	135.1	144.0	132.3	89.7	103.9	120.2	115.5
Operating (loss) income	13.3	43.5	43.3	37.4	(46.2)	33.4	42.4	173.4
Net income from continuing operations	0.1	19.4	18.4	15.3	8.3	16.0	23.1	106.0

Net income per common share attributable to PolyOne common shareholders:
Basic net income - continuing operations	$—	$0.22	$0.21	$0.17	$0.09	$0.17	$0.25	$1.13
Diluted net income - continuing operations	$—	$0.22	$0.20	$0.17	$0.09	$0.17	$0.24	$1.10

(1)
Per share amounts for the quarter and the full year have been computed separately. The sum of the quarterly amounts may not equal the annual amounts presented within our 10-K because of differences in the average shares outstanding during each period.

(2)
Included for the fourth quarter 2012 are: 1) gains from the SunBelt earn-out of $23.0 million, 2) mark-to-market pension and other post-retirement benefit losses of $42.0 million, 3) environmental remediation costs of $3.1 million, 4) acquisition-related costs of $2.0 million, 5) bridge loan commitment fees of $1.3 million and 6) employee separation and plant phaseout costs of $1.0 million.

(3)	Included for the third quarter 2012 are: 1) $5.2 million in environmental remediation costs and 2) $1.3 million in employee separation and plant phaseout costs.

(4)	Included for the second quarter 2012 are:1) $8.7 million in employee separation and plant phaseout costs and 2) environmental remediation costs of $2.9 million.

(5)	Included for the first quarter 2012 are: 1) $5.4 million related to expensing the fair market value of acquired ColorMatrix inventory and 2) environmental remediation costs of $1.6 million.

(6)
Included for the fourth quarter 2011 are: 1) gains from the SunBelt earn-out of $18.1 million, 2) a tax benefit of $29.5 million related to our investment in O’Sullivan Engineered Films, 3) a tax benefit of $8.9 million primarily associated with the reversal of valuation allowances, 4) mark-to-market pension and other post-retirement benefit losses of $83.8 million, 5) acquisition-related costs of $4.5 million, 6) environmental remediation costs of $1.8 million and 7) employee separation and plant phaseout costs of $1.0 million.

(7)
Included for the third quarter 2011 are: 1) gains related to reimbursements of previously incurred environmental remediation costs of $1.3 million, 2) environmental remediation costs of $4.8 million and 3) employee separation and plant phaseout costs of $1.1 million.

(8)	Included for the second quarter 2011 are: 1) royalty income of $1.3 million and 2) environmental remediation costs of $1.6 million.

(9)
Included for the first quarter 2011 are: 1) gains of $128.2 million from the sale of our equity interest in SunBelt, 2) gains related to reimbursements of previously incurred environmental remediation costs of $1.9 million, 3) environmental remediation costs of $1.5 million and 4) acquisition-related costs of $1.0 million.

51 POLYONE  CORPORATION